UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

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FOX FACTORY HOLDING CORP.
(Name of Registrant as Specified in Its Charter)
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FOX

kmc
FOX
BFGoodrich

FOX FACTORY

2026 PROXY STATEMENT

YOKOHAMA
FOX
YOKOHAMA
FOX

BFGoodrich
FOX

BFGoodrich
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FOX

March 25, 2026
A Message from our Chief Executive Officer
Dear fellow Stockholders:
As we close the chapter on 2025, I am reminded that difficult years often clarify what matters most. Persistent macroeconomic headwinds, unforeseen tariffs, and cautious consumer spending across our end markets presented genuine challenges throughout the year. In response, we returned to what has always defined FOX: operational discipline, relentless innovation, and a commitment to delivering performance enhancing products that our customers demand. We strategically invested in product launches that strengthen our competitive position with key OEM partners, while staying true to our premium positioning.
We took greater control this year. Through decisive actions to optimize our footprint via facility consolidation, we completed our goal of reducing costs by approximately $25 million in 2025. These were not easy decisions, but they were the right ones – key in building a more efficient, more focused organization that we believe will be positioned to capitalize when market conditions improve in the years to come.
While more work lies ahead, I am pleased that we were able to grow consolidated revenue for the full year 2025. In our PVG segment, we deepened partnerships with major OEMs, driving growth through expanded platform adoption with automotive and powersports manufacturers. In our AAG segment, we reached a breakthrough moment with our first direct OEM upfitting program, proving our capability to scale these strategic relationships and opening a promising path that we intend to expand upon in 2026. Our market share gains in aftermarket components demonstrate that when we deliver premium performance, enthusiasts will respond in any environment. In our SSG segment, our bike business demonstrated meaningful resilience in a turbulent industry environment, finishing fiscal 2025 slightly ahead of 2024 despite widespread headwinds facing our OEM customers. That stability is a testament to the strength of the FOX brands and the loyalty of our enthusiast community. Marucci, meanwhile, continues to hold its position as the premier brand in baseball. While near-term profitability has been impacted by strategic growth investments in new categories and the effects of tariffs, our conviction in this brand and its team remains strong. We are conducting a thorough strategic review of Marucci intended to ensure it is positioned to fully realize its long-term potential.
Looking ahead to 2026, we seek to build upon our profit optimization initiative by driving an incremental $40 million of actions as a means to advance our tariff mitigation efforts and position the business to recapture the historical margins our business has demonstrated it can deliver. This second phase of our optimization strategy will be defined by our ability to maximize efficiencies across our footprint, simplify our business, and concentrate resources on core products that drive profitability. Our team is aligned toward a common goal of driving free cash flow generation to reduce leverage and strengthen our balance sheet.
Through it all, we continued to focus on innovation, bringing our rigorous research and development efforts to enthusiasts around the world. We believe that when we deliver premium performance products, enthusiasts respond, even in tough times. That is the enduring power of the FOX brand, which has underpinned the Company for over 50 years. Our unyielding commitment to delivering industry-leading products is what cements FOX’s leadership position for the next generation of performance-seeking enthusiasts.
We believe our operational foundation is stronger than it was last year and our relationships with our most important customers are deeper and more embedded in their product roadmaps than ever before. We are broadening our reach to new OEMs, industries and geographies where our products are intended to solve real problems and provide meaningful value to enthusiasts. We believe FOX is ideally positioned to benefit from end-market recovery with our premium portfolio of brands, legacy of innovation, and strong commercial relationships with the leading OEM companies in our respective industries. As we press forward with our operational efficiency initiatives, I believe we are poised to demonstrate progress toward our margin enhancement goals in the near-term, and revenue growth over the long-term.
Underpinning everything we do is our commitment to continuously building a stronger team. The challenges of recent years have demanded more from our people, and they have delivered. We have made deliberate investments in attracting, developing, and retaining talent aligned with our culture of performance, accountability, and innovation. As we streamline the business and sharpen our focus on core operations, we are also strengthening the leadership and capabilities needed to execute our next phase of growth. We are never done building. Our relentless pursuit of excellence — in our products, our operations, and our people — is at the heart of what FOX has always stood for.
Thank you, as always, for your continued support of Fox Factory.

We cordially invite you to attend FOX's 2026 Annual Meeting of Stockholders, which will be held via webcast on Friday, May 8, 2026, at 1:00 p.m. Eastern Daylight Time. Please note that this year's Annual Meeting will be held virtually, which means that you will be able to register and vote online by visiting www.proxydocs.com/FOXF. Please visit www.proxydocs.com/FOXF for complete details. I look forward to speaking with you then.

Sincerely,

Michael C. Dennison
Director and Chief Executive Officer

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 8, 2026

Date & Time: Friday, May 8, 2026 1:00 p.m. EDT	Location: via webcast www.proxydocs.com/FOXF	Record Date: close of business on March 10, 2026
Fox Factory Holding Corp.’s 2026 Annual Meeting of Stockholders (the "Annual Meeting") will be in virtual meeting format only, which means that you will be able to participate in the meeting, vote and submit your questions during the meeting online by visiting www.proxydocs.com/FOXF. You will not be able to attend the Annual Meeting in person.
The purposes of the meeting are to:
1.    Elect two Class I directors, as described in the Proxy Statement, each to serve for a term to expire at the 2029 Annual Meeting of Stockholders;
2.    Ratify the appointment of Grant Thornton LLP as our independent public accountants for fiscal year 2026; and
3.     Vote on an advisory resolution to approve the Company’s executive compensation.
The stockholders will also consider and act upon such other matters as may properly come before the meeting, or any adjournment or postponement thereof.
These matters are more fully described in the Proxy Statement. The Board of Directors recommends that you vote "FOR" all the nominated directors, "FOR" the ratification of the independent public accountants, and "FOR" the advisory approval of the Company’s executive compensation. The Board of Directors knows of no other matters at this time that may be properly brought before the meeting.
Stockholders of record at the close of business on March 10, 2026 are entitled to notice of, and to vote at, the Annual Meeting and any subsequent adjournments or postponements thereof. A list of these stockholders will be available for inspection for 10 days preceding the Annual Meeting at our principal executive offices located at 2055 Sugarloaf Circle, Suite 300, Duluth GA 30097. The Notice of Annual Meeting, Proxy Statement, Proxy Card, Annual Report, and other Proxy Materials are first being sent or made available to stockholders on or about March 25, 2026.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 8, 2026
We are pleased to save costs and help protect the environment by using the Notice and Access method of delivery. Instead of receiving paper copies of our Proxy Materials in the mail, many stockholders will receive a Notice of Internet Availability of Proxy Materials ("Notice"), which provides an internet website address where stockholders can access electronic copies of Proxy Materials and vote. This website also has instructions for voting by telephone and for requesting paper copies of the Proxy Materials. The Company's 2026 Proxy Statement and Annual Report for fiscal year 2025 are available online at www.proxydocs.com/FOXF. We encourage you to access and review such materials before voting.
Your vote is important to us. Whether or not you expect to attend the Annual Meeting via webcast, we urge you to consider the Proxy Statement carefully and to promptly vote your shares either by (1) voting through the internet at the website shown on the proxy card or Notice or by telephone at the telephone number shown on the proxy card or Notice; or (2) completing, dating, signing, and returning the enclosed proxy card as promptly as possible if you received paper copies of your Proxy Materials in the mail. Completing a proxy card or voting through the internet or telephone will not prevent you from voting by following the instructions on the website during the webcast, but will ensure that your vote is counted, if, for any reason, you are unable to attend. Our proxy tabulator, BetaNXT, Inc., must receive any proxy that will not be delivered during the webcast to the Annual Meeting by 11:59 p.m. Eastern Daylight Time on Thursday, May 7, 2026.

By Order of the Board of Directors,

Toby D. Merchant
Chief Legal Officer and Secretary
Duluth, GA
March 25, 2026

PROXY STATEMENT
Fox Factory Holding Corp. (which we refer to as “we,” “us,” “our,” “FOX” or the “Company”) is furnishing this Proxy Statement in connection with the solicitation by our Board of Directors (our “Board”) of proxies to vote at the 2026 Annual Meeting of Stockholders (“the Annual Meeting”), which will be held via webcast on Friday, May 8, 2026, at 1:00 p.m. Eastern Daylight Time, or at any adjournment or postponement thereof.
We first sent or made available these Proxy Materials to our stockholders on or about March 25, 2026. A copy of this Proxy Statement, the proxy card and our Annual Report for fiscal year 2025 (collectively, the “Proxy Materials”) can be found at the web address: www.proxydocs.com/FOXF. When we refer to the Company’s fiscal year, we mean the annual period ending on the Friday closest to December 31 of the stated year. Information in this Proxy Statement for 2025 generally refers to our 2025 fiscal year, which was from January 4, 2025 through January 2, 2026 (“fiscal year 2025”).

2026 ANNUAL MEETING INFORMATION
Date and Time. The Annual Meeting will be held “virtually” through a webcast on Friday, May 8, 2026, at 1:00 p.m. Eastern Daylight Time. There will be no physical meeting location. The meeting will only be conducted via a webcast.
Access to the Webcast of the Annual Meeting. The webcast of the Annual Meeting will begin promptly at 1:00 p.m. Eastern Daylight Time. Online access to the webcast will open approximately 15 minutes before the start of the Annual Meeting to allow time for you to log in and test your computer system. We encourage you to access the meeting prior to the start time.
Login Instructions. As the Annual Meeting is being conducted via a webcast, there is no physical meeting location. To attend the Annual Meeting, log in and register at www.proxydocs.com/FOXF. As part of the registration process, you must enter the control number located on your proxy card, voting instruction form, or Notice of Internet Availability. If you are a beneficial owner of shares registered in the name of a broker, bank or other nominee, you will also need to provide the registered name on your account and the name of your broker, bank or other nominee as part of the registration process. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the Annual Meeting and to vote and submit questions during the Annual Meeting. On the day of the Annual Meeting, stockholders may begin to log in to the virtual-only Annual Meeting 15 minutes prior to the Annual Meeting. The Annual Meeting will begin promptly at 1:00 p.m. Eastern Daylight Time. We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the virtual-only Annual Meeting platform, including any difficulties voting or submitting questions, you may call the technical support number that will be posted in your instructional email.
Submitting Questions at the Annual Meeting. Stockholders may submit questions when registering for the Annual Meeting or during the Annual Meeting once online access to the Annual Meeting is open. You will need your unique control number included on your proxy card (printed in the box and marked by an arrow) or on the instructions that accompanied your Proxy Materials. Questions pertinent to Annual Meeting matters will be answered during the Annual Meeting, subject to time constraints.
Voting Your Shares at the Annual Meeting. You may vote your shares at the Annual Meeting even if you previously submitted your vote. For instructions on how to do so, see the section titled “How do I vote my shares at the Annual Meeting?” under Questions and Answers About this Proxy Statement and the Annual Meeting.

PROXY SUMMARY

2026 Annual Meeting of Stockholders

Date and Time	Virtual Stockholder Meeting (Via Webcast)
May 8, 2026, 1:00 p.m. EDT	Register at www.proxydocs.com/FOXF
Record Date	Voting Eligibility
March 10, 2026	Owners of our common stock as of the Record Date are entitled to vote on all matters

Voting Items and Board Recommendations

Item	Proposal	Board Vote Recommendation	Page Reference

1	Elect two Class I directors	FOR	7

2	Ratify the appointment of Grant Thornton LLP as our independent public accountants for fiscal year 2026	FOR	58

3	Approve an advisory resolution on our executive compensation	FOR	61

2025 Performance Highlights

Overview of Business
Fox Factory Holding Corp. is a global leader in the design, engineering, manufacturing and marketing of premium products and systems that deliver championship-level performance for customers worldwide. Our premium brands, performance-defining products and systems are used primarily on bicycles (“bikes”), side-by-side vehicles (“side-by-sides”), on-road vehicles with and without off-road capabilities, off-road vehicles and trucks, all-terrain vehicles (“ATVs”), snowmobiles, and specialty vehicles and applications. In addition, we offer premium baseball and softball products.
Some of our products are specifically designed and marketed for certain leading cycling and powered vehicle original equipment manufacturers (“OEMs”), including Giant, Cube, Orbea, Canyon Bicycles, Yeti Cycles, Santa Cruz Bicycles, Trek Bicycles and Specialized in our Specialty Sport Group (“SSG”) segment, and Ford, Polaris, BRP, Toyota, Kawasaki, Stellantis, CFMoto, Yamaha, Honda, and Jeep in our Powered Vehicles Group (“PVG”) and Aftermarket Applications Group (“AAG”) segments, while others are distributed to consumers through a global network of dealers and distributors and through direct-to-customer channels.
Additionally, within our AAG segment, we upfit trucks and vehicles to be off-road capable and on-road vehicles with product offerings such as lift kits and components with our shock products, superchargers, interior accessories, wheels, tires, lighting, and body enhancements. We also offer mountain and road bike wheels and other performance-defining cycling components including cranks, chainrings, pedals, bars, stems, and seat posts within our SSG segment.
FOX is an aspirational brand, and we believe many of our OEMs often prominently display and incorporate our products to improve the marketability and consumer demand for their performance models. Professional athletes using our products are consistently successful in elite competitive events around the world providing brand exposure and demonstrating their performance capabilities, all of which, we believe, reinforces our premium brand image and positively influences the purchasing habits of enthusiasts and other consumers seeking high-performance products.
We take a disciplined approach to managing our portfolio, prioritizing our core categories and the performance‑defining products that align with our capabilities and brand positioning. Our recent efforts are focused on strengthening our strategic core of innovative products and businesses that reflect our highest growth and margin opportunities while reducing exposure to non-core or lower‑return activities. This disciplined focus is supported by ongoing operational improvements, cost actions, and organizational streamlining designed to enhance efficiency and reinforce our operating foundation. Collectively, these initiatives are intended to position us to deliver stronger margins and improved operating leverage as we continue to emphasize sustainable, profitable growth.
2025 Performance Highlights and Key Accomplishments
Financial Results
In fiscal year 2025, the Company delivered consolidated revenue growth despite ongoing headwinds across its end markets. Management completed Phase 1 of the profit optimization plan, realizing approximately $25 million in cost savings through footprint optimization, supply chain improvements, and continuous improvement efforts across all operating segments. These actions helped mitigate the impact of tariffs and supported operational efficiency during the year. The Company also began its planning for Phase 2 initiatives to be actioned in 2026, including business line rationalization and organizational streamlining, to further enhance margin performance. Collectively, these accomplishments reflect meaningful progress in strengthening the Company’s operating foundation and driving improved profitability in a challenging environment.

Fiscal Year 2025 Results

Sales	Net Income*	Earnings per Diluted Shares*
$1,467.3M	$(544.7)M	$(13.03)

Adjusted EBITDA**	Adjusted Net Income**	Adjusted Earnings per Diluted Shares**
$168.4M	$44.6M	$1.06

* Net loss was $(544.7) million, or $(13.03) per diluted share for fiscal year 2025, compared to net income of $6.5 million, or $0.16 per diluted share for fiscal year 2024. The decrease was driven by the impact of $557.3 million goodwill impairment, $13.5 million intangible and long-lived asset impairment, and $13.9 million organizational restructuring expenses.
** Reconciliations of non-GAAP measures are provided in Annex A, attached hereto.
Fiscal Year 2025 Percentage Changes (Year over Year)
* Net income decreased by $551.2 million to $544.7 million net loss in fiscal year 2025 from $6.5 million net income in fiscal year 2024, mainly due to goodwill impairment charges, intangible and long-lived asset impairment charges, and organizational restructuring expenses recognized in fiscal year 2025. The percentage change is not shown in the chart.
Key Management and Governance Developments
On February 13, 2026, the Board increased the size of the Board by one director and appointed Alan L. Bazaar as a Class II director with a term expiring at the Company’s 2027 annual meeting of stockholders to fill the vacancy created by the increase in the number of directors, and formed an advisory committee of the Board to oversee management’s efforts with respect to profitability, cost-cutting and margin improvement (the “Transformation Committee”). In connection with Mr. Bazaar’s appointment to the Board, he was appointed to serve on the Board’s Compensation Committee, Nominating and Corporate Governance Committee, and the newly formed Transformation Committee.
On March 25, 2026, the Board increased the size of the Board by one director and appointed Douglas J. Grimm as a Class I director with a term expiring at the 2026 Annual Meeting to fill the vacancy created by the increase in the number of directors. In connection with his appointment, Mr. Grimm was appointed to serve on the Board’s Audit Committee and Transformation Committee. Mr. Grimm has also been nominated for election to the Board at the 2026 Annual Meeting for a term expiring at the Company’s 2029 annual meeting of stockholders.

Extensive Stockholder Engagement and Demonstrated Responsiveness

Fostering strong, long-term relationships with our stockholders and other stakeholders is important to us. We maintain a robust year-round stockholder engagement program to properly understand stockholder interests, and our senior management and investor relations team routinely communicate with our stockholders to solicit their views with respect to a range of matters including specific aspects of our business strategy, capital allocation, corporate governance, and executive compensation. We value our stockholders’ perspectives regarding our corporate governance, sustainability and executive compensation practices, as well as our business strategy and public disclosures. We conduct ongoing reviews of both our governance and executive compensation practices to ensure that we maintain best practices. We also regularly work to expand and enhance our public disclosure around the topics of interest to our stockholders.
In fiscal 2025, we (1) regularly engaged with many of our large stockholders as well as other stockholders who reached out separately throughout the course of the year, and (2) conducted specific stockholder engagement starting in September 2025, and continuing throughout the fall, to obtain stockholder feedback regarding the results of our most recent Say-on-Pay proposal. The information below provides an overview of our stockholder engagement efforts in fiscal 2025. We believe our proactive engagement resulted in constructive feedback and input from stockholders and we intend to continue these efforts.

Who We Engage	How We Engage	Key Topics of Engagement
•Institutional Investors •Sell-side Analysts •Retail Stockholders	•One-on-One and Group Meetings •Earnings Calls •Industry Presentations and Conferences •Written and Electronic Communications	•Overall Business Strategy •Capital Allocation •Current Business and Financial Conditions •Executive Compensation
Key Engagement Resources
•Our Website at investor.ridefox.com •Quarterly Earnings	•Annual Proxy Statement (including proxy supplements) •Annual Meeting •Annual Report
2025 Stockholder Engagement by the Numbers

42%	Percentage of our Common Stock Owned by Stockholders with Whom We Engaged in Fiscal Year 2025	8	Investor Conferences
266	At Least 266 Individual Investor Engagements in Fiscal Year 2025	2	Non-Deal Road Shows
Say-on-Pay Feedback Engagement Efforts
In May 2025, we received approximately 67% stockholder support for our Say-on-Pay proposal. Abstention votes and broker non-votes were at 14%. In response to the decline in Say-on-Pay support of our executive compensation program and 2024 executive compensation paid, we actively solicited feedback from our stockholders regarding the design of our compensation program, suggestions on how to improve the compensation program from a stockholder viewpoint, and ideas on how to enhance the transparency of our disclosure going forward. In addition, we sought feedback on key governance and sustainability issues. The meetings with stockholders included senior leaders from our legal and finance teams. Members of the

Compensation Committee were also available to attend any meeting in which a stockholder requested their presence.
Say-on-Pay Feedback Engagement by the Numbers

79.3%	Percentage of our Common Stock Represented by Stockholders Contacted
54.2%	Percentage of our Common Stock Represented by Stockholders who Responded to our Request for a Meeting	10	Meetings Held
33.3%	Percentage of our Common Stock Represented by Stockholders who Accepted our Request for a Meeting
We focused these efforts on listening to our stockholders to better understand their perspectives on our executive compensation program, including the concerns of those who voted against last year’s Say-on-Pay proposal, to ensure our approach to executive compensation aligns with the expectations of our stockholders and regain the support of those that voted against the proposal. The feedback received from the aforementioned meetings was relayed to the Compensation Committee and the Board and informed certain changes and additions to our disclosures and 2026 executive compensation program. Below is a summary of the key issues discussed in these calls and the actions taken.

What We Heard	What We Did
Investors indicated a preference for the majority of compensation to be “at risk”.	Ensured that our executive compensation program remained focused on predominantly providing at-risk, performance-based compensation.
Some investors commented that their preferred metric for our performance stock units (“PSUs”) was return on invested capital (“ROIC”) and free cash flow (“FCF”).	Each year the Compensation Committee reviews our incentive plan metrics to ensure alignment with our strategic plans. Our performance metrics are carefully selected to motivate performance that drives achievement of long-term goals. In response to the feedback, the Compensation Committee reinstituted both ROIC and FCF as metrics for the 2026 PSUs.
Some investors expressed a preference for PSUs to be measured using one three-year metric versus three one-year targets and that we determine the targets at the beginning of the performance period.	For the 2026 PSUs, the Compensation Committee determined to set all targets for the full three years at the beginning of the performance period.
Some investors requested that we revisit our peer group to ensure it is more closely aligned to our business.	The Compensation Committee revised and updated the peer group, effective after the Compensation Committee’s meeting in May 2025. We believe this new peer group is comprised of comparable companies and maintains alignment with the Company’s current business strategy and market positioning.
One investor inquired about our viewpoints on classified board structure and the ability of stockholders to call special meetings and act by written consent.	The Board continues to evaluate these matters as part of its ongoing review of the Company’s governance framework, taking stockholder feedback and evolving governance practices into consideration.

Director Nominees

The table below provides summary information about our two director nominees. Our directors are elected by a plurality of votes cast. For more information, refer to section Election of Class I Directors (Proposal 1). The Board recommends that you vote “FOR” each of the director nominees.

Name	Age	Director Since	Occupation	Committee(s)
Independent Directors
Elizabeth A. Fetter	67	June 2017	Former CEO and President of Symmetricom Inc.	Chair of the Compensation Committee and Member of Nominating and Corporate Governance Committee
Douglas J. Grimm	64	March 2026	CEO of V-to-X, LLC	Member of Audit Committee

ELECTION OF CLASS I DIRECTORS
(PROPOSAL 1)
The Board of Fox Factory Holding Corp. is currently comprised of nine individuals and is divided into three classes serving staggered three-year terms. The terms of office of Classes I, II and III expire at different times in annual succession, with one class being elected at each Annual Meeting of Stockholders. Mr. Mendenhall, Ms. Fetter, and Mr. Grimm are Class I directors. Ms. Fetter and Mr. Grimm are up for election at this year’s Annual Meeting of Stockholders. Mr. Mendenhall will serve until the 2026 Annual Meeting of Stockholders and will not stand for re-election. Messrs. Dennison, Johnson, Bazaar, and Waitman are Class II directors and will serve until the 2027 Annual Meeting of Stockholders, or earlier in the case of such Class II director’s earlier death, resignation or removal, except for Mr. Waitman, who will resign from the Board effective as of the 2026 Annual Meeting. Mr. Duncan and Ms. Hlay are Class III directors and will serve until the 2028 Annual Meeting of Stockholders, or earlier in the case of such Class III director’s earlier death, resignation or removal. Under a cooperation agreement that the Company entered into with Engine Capital L.P. and certain of its affiliates (collectively, “Engine Capital”), as disclosed in the Current Report on Form 8-K filed February 9, 2026 with the SEC, the Company agreed to: appoint, and has appointed, Alan L. Bazaar and Douglas J. Grimm to the Board; and nominate and recommend, support and solicit proxies for the election of Mr. Grimm to the Board at the Annual Meeting.
The Class I directors are proposed to be elected at the Annual Meeting to serve for a term to expire at the 2029 Annual Meeting of Stockholders or earlier in the case of such Class I director’s earlier death, resignation or removal. The Board nominated Ms. Fetter and Mr. Grimm for election as Class I directors. The nominees indicated a willingness to stand for election and to serve if elected. Proxies cannot be voted for a greater number of persons than the number of nominees named.
Unless otherwise indicated in your proxy, the persons named as proxies in the proxy card, or their substitutes, who have been designated as such by the Board, will vote your proxy for the nominee. In the event that a nominee for director withdraws or for any reason is not able to serve as a director, the persons named as proxies in the proxy card will vote your proxy for any replacement nominee designated by the Nominating and Corporate Governance Committee and the Board, if such a replacement nominee is designated. The Nominating and Corporate Governance Committee recommended to the Board each nominee that the Board recommends to stockholders. The following paragraphs describe the business experience and education of our directors.

Directors Up for Election

Elizabeth A. Fetter Director Age: 67 Independent Director Since: June 2017 Committees: Chair of Compensation and Member of Nominating and Corporate Governance
Elizabeth A. Fetter has served on our Board since June 2017 and currently serves as the Chair of the Compensation Committee and is a member of the Company’s Nominating and Corporate Governance Committee. Ms. Fetter has decades of board experience. She served on the McGrath Rentcorp Board of Directors from 2014 through 2024. She previously served on the Board of Talend SA from January 2020 through August 2021, when the company went private with Thoma Bravo. She served on the Alliant International University Inc. Board of Directors from 2015 to 2017 and on the Connexed Technologies Inc. Board of Directors from 2004 through 2021. Ms. Fetter served as a member of the Symmetricom Inc. Board of Directors from 2000 to 2013 and was appointed President and CEO of Symmetricom Inc. in April 2013. She served in this capacity until Microsemi Corp. acquired Symmetricom Inc. in November 2013. Ms. Fetter previously was President and CEO of NxGen Modular LLC from 2011 to 2012, and was President, CEO, and a Director of Jacent Technologies in 2007. She also served on the Quantum Corp. Board of Directors from 2005 to 2013 and on the Ikanos Corp. Board of Directors from 2008 to 2009. She previously was the Alliant International University Inc. Chair of the Board of Trustees and served as a trustee from 2004 to 2013. Ms. Fetter earned a Bachelor of Arts degree in communications from Pennsylvania State University, a Master of Science degree in industrial administration from Carnegie Mellon University (Tepper & Heinz Schools) and an Advanced Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization.
Ms. Fetter has more than 25 years of public and private company board experience and held CEO roles at three companies ranging from startup to $5B in revenue. She has extensive experience in technology, telecommunications, real estate, and financial sectors. In 2019, she was named one of the Most Influential Corporate Board Directors by Women Inc. With significant experience in leadership and business development, Ms. Fetter brings a sophisticated understanding of public company operational requirements and strategic development, which qualifies her as director.

Douglas J. Grimm Director Age: 64 Independent Director Since: March 2026 Committees: Member of Audit
Douglas J. Grimm joined our Board as a director in March 2026. Mr. Grimm currently serves as the CEO of V-to-X, LLC, which is focused on advising and investing in the mobility sector. From 2015 to 2017, he served as President and Chief Operating Officer at Metaldyne Performance Group (NYSE: MPG), a $3 billion automotive metals supplier with 60 manufacturing plants in 13 countries and 12,000 employees. Previously, Mr. Grimm founded and was Chairman and CEO of Grede Holdings LLC, which subsequently merged into MPG. He also served in various leadership roles during different periods at the company between 2001 and 2006, where he was responsible for commercial operations, forging and casting operations, global purchasing, and quality. At Visteon (NASDAQ: VC), Mr. Grimm served as Vice President of Global Ford, Materials Management, Powertrain Electronics & Fuel Operations. While at Dana Corporation (NYSE: DAN), Mr. Grimm served in several executive positions, including Vice President of Global Strategic Sourcing. He started his career at Chrysler Corporation, where he spent ten years prior to transitioning into the automotive supply base. Mr. Grimm currently serves as Chairman of the Board of Blue Bird Corporation (NASDAQ: BLBD) and is a member of the board of directors of Lumileds and Pangea Corporation. He is also the former Chairman of the Board of Electrical Components International, Inc. (ECI). Mr. Grimm holds a Bachelor of Arts in Economics & Management from Hiram College and a Master of Business Administration from the University of Detroit.
Mr. Grimm has been selected to serve on our board of directors based on his extensive executive experience in the automotive industry, manufacturing, and operations.
Directors Not Up for Election

Michael C. Dennison Director and CEO Age: 58 Non-Independent Director Since: February 2018
Michael C. Dennison has served as CEO since June 2019, having previously joined FOX in August 2018 as President, Powered Vehicles Group of Fox Factory, Inc. (“PVG”). Mr. Dennison has served as a director on our Board since February 2018. In addition to his current responsibilities, Mr. Dennison has extended his leadership roles by serving as a board member of Solo Brands from May 2022 to March 2026, presiding as Chairman of the K&N Filters Board since 2024, and serving on GoPro’s board of directors since June 2025. His tenure at FOX was preceded by a significant stint as President and Chief Marketing Officer for Flex Ltd. (NASDAQ:FLEX). While at Flex Ltd., Mr. Dennison served in a number of leadership roles, spearheading the procurement and global supply chain divisions, as well as serving as Senior Vice President of Business Management for both the High-Velocity Solutions group and the Mobile and Consumer Segment. Before his impactful association with Flex Ltd., he served as Regional Director at Arrow Electronics in New York. Mr. Dennison earned a Bachelor of Arts degree in Liberal Arts from Oregon State University in 1989.
Mr. Dennison brings over 25 years of leadership experience to the Board with considerable expertise to reach strategic, operational, sales, and marketing objectives. Mr. Dennison has extensive management experience with international consumer products, high technology, and global supply chain management. Additionally, his deep institutional knowledge of FOX, its products, and customers, coupled with his strategic acumen allows Mr. Dennison to provide the Board with unique insight into the Company’s operations.

Alan L. Bazaar Director Age: 56 Independent Director Since: February 2026 Committees: Member of Nominating and Corporate Governance and Compensation
Alan L. Bazaar joined the Board in February 2026 and is a member of the Compensation Committee and Nominating and Corporate Governance Committee. He has served as the CEO and Co-Chief Investment Officer of Hollow Brook Wealth Management LLC, an investment advisory services firm, where he is responsible for firmwide operations, investment research, and portfolio management, since January 2013, and before that, as a Managing Director, from 2010 to 2012. Prior to that, Mr. Bazaar was a Managing Director and Portfolio Manager at Richard L. Scott Investments, LLC, a private investment firm, where he comanaged the public equity portfolio and was responsible for all elements of due diligence, from July 1999 until December 2009. Previously, Mr. Bazaar was employed by Arthur Anderson LLP in the Assurance and Financial Buyer's Practices group and in the Business Fraud and Investigation Services Unit. Currently, Mr. Bazaar serves on the Board of Directors of Orthofix Medical Inc. (NASDAQ: OFIX), a medical technology company, since December 2023. Previously, Mr. Bazaar served on the Board of Directors of Wireless Telecom Group, Inc. (formerly NYSE AMERICAN: WTT), which designs and manufactures radio frequency and microwave-based products for wireless and advanced communications industries, from June 2013 to August 2023, including as the Chairman of the Board of Directors, from April 2014 to August 2023. Prior to that, Mr. Bazaar served on the Board of Directors of each of PDL BioPharma, Inc. (formerly NASDAQ: PDLI), a developer of innovative therapeutics and healthcare technologies, from February 2020 to March 2021, Hudson Global, Inc. (formerly NASDAQ: HSON) (n/k/a Star Equity Holdings, Inc. (NASDAQ: STRR)), a talent solutions provider, from June 2015 to May 2019, Sparton Corporation (formerly NYSE: SPA) a provider of design, development and manufacturer services for complex electromechanical devices, from May 2016 until it was acquired by Sparton Parent, Inc. (f/k/a Striker Parent 2018, LLC), an affiliate of Cerberus Capital Management, L.P., in May 2019, LoJack Corporation (formerly NASDAQ: LOJN), a provider of products and services for tracking and recovering cars, trucks, and other valuable mobile assets, from March 2015 until it was acquired by CalAmp Corp. (formerly NASDAQ: CAMP) in March 2016, NTS, Inc. (formerly NYSE AMERICAN: NTS), a provider of advanced communication services, from December 2012 until it was acquired by an affiliate of private equity firm, Tower Three Partners LLC, in June 2014, and Media Sciences International, Inc. (formerly NASDAQ: MSII), a manufacturer and distributor of business color printer supplies and industrial ink applications in the United States, from 2004 to April 2008. Mr. Bazaar also previously served as a director of Airco Industries, Inc., a privately held manufacturer of aerospace products. Mr. Bazaar holds a Bachelor of Arts from Bucknell University, and a Master of Science in Accounting and Master of Business Administration from the Stem School of Business at New York University. Mr. Bazaar is a Certified Public Accountant (inactive).
Mr. Bazaar's successful track record as an accomplished business leader with significant experience as a CEO and member of public company boards make him a valuable addition to the Board.

Thomas E. Duncan Director Age: 61 Independent Director Since: July 2017 Committees: Chair of Nominating and Corporate Governance
Thomas E. Duncan joined the Board in July 2017 and is Chair of the Company’s Nominating and Corporate Governance Committee. He is currently President/CEO of Snaga LLC where he has served since December 2024. Prior to his current role, Mr. Duncan was the CEO of SDI LLC and prior to that, he was a Managing Board Member for Positec Group, a global manufacturer and marketer of power tools and lawn and garden equipment and accessories including the Rockwell and WORX brands from January 2004 to February 2023. Prior to Positec, he was a Vice President of Robert Bosch Tool Corp. from June 2001 to September 2003, and was a Vice President at Vermont American Corp. from September 1992 to June 2001 and until it was acquired by Robert Bosch Tool Corp. Mr. Duncan was a director on the Outdoor Power Equipment Institute Board of Directors from October 2015 to April 2023 (Board Chair 2021-2022), and is currently a director on the Folks Center for International Business Board of Directors at University of South Carolina’s Darla Moore School of Business since September 2016. From 2018 to 2021, Mr. Duncan served on the Board of Directors of Fast Growing Trees (SP FGT Holdings LLC), a privately held e-commerce company. He earned a Bachelor of Arts degree in Rhetoric from the University of Virginia and a Master of International Business from University of South Carolina’s Darla Moore School of Business.
Mr. Duncan has over 25 years of experience in the manufacturing and consumer durable goods industries, with significant expertise in brand development and scaling operations. He has a track record of success in direct marketing and operational management, bringing a unique insight into sales and growth strategies for the Company. Mr. Duncan’s strong global business leadership and executive management skills coupled with his strategic vision qualifies him to be a director.

Jean H. Hlay Director Age: 66 Independent Director Since: February 2019 Committees: Chair of Audit and Member of Compensation Audit Committee Financial Expert (as defined under SEC rules)
Jean H. Hlay has served on the Board since February 2019, was named Chair of the Audit Committee of the Company in April 2021 and is a member of the Company’s Compensation Committee. She has more than 25 years of executive and senior leadership experience in the consumer branded products manufacturing and distribution industries. Ms. Hlay most recently was President and Chief Operating Officer of MTD Products, Inc., a privately owned, global manufacturer and distributor of residential and commercial outdoor power equipment with over 7,000 employees in 16 major locations worldwide. She was named to the MTD Products, Inc. Board of Directors in 2002, was appointed President and Chief Operating Officer in 2009 and continued in both roles until 2018. Prior to MTD, Ms. Hlay was CFO of Crossville Rubber Products, Inc./Plastivax, Inc., a manufacturer of rubber and vinyl floor mats serving the automotive industry, and she began her career at Price Waterhouse (now PwC). She has been serving on the Pella Corp. Board of Directors since 2012, and from 2006 to 2018 she served on the Outdoor Power Equipment Institute Board of Directors. Ms. Hlay also serves as a director for Blain’s Supply, Buckeye Corrugated Inc., and BCD Parent, Inc., which is a parent company of American Trailer World (ATW). Ms. Hlay earned a Bachelor of Science, business administration degree in accounting from Bowling Green State University and is a CPA (inactive).

Ms. Hlay has first-hand knowledge and experience in the consumer products manufacturing industry, value creation in this sector, and global operations. Her business expertise, customer-centric philosophy, and commitment to delivering quality products provide our Board with unique insight into consumer-branded manufacturing products and corporate strategy for such goods. She has a global vision, a commitment to success, and extensive leadership experience that qualify her as director.

Sidney Johnson Director Age: 64 Independent Director Since: January 2021 Committees: Member of Nominating and Corporate Governance and Compensation
Sidney Johnson has served on the Board since January 2021, and is a member of both the Company’s Compensation Committee and Nominating and Corporate Governance Committee. Mr. Johnson has over 25 years of operational excellence and global supply chain experience in the technology, global mobility, and automotive manufacturing industries. He most recently served as Head of Procurement and Automotive Sourcing at Harman International Industries, Inc. from March 2020 to April 2021. He began his career at General Motors in 1988, holding a variety of positions in operations, lean manufacturing, purchasing, and quality assurance before joining Delphi in 2000 as Purchasing Director. He spent over 25 years with Aptiv (formerly Delphi) with his last role as Senior Vice President, Global Supply Chain Management. In this role, he built supplier capabilities and implemented global sourcing strategies that allowed for greater business flexibility and cost efficiencies. Previously, he has served as Vice Chair of the National Minority Supplier Development Council Board of Directors and Advisory board member of the International Trade Centre, a joint agency between the World Trade Organization and the United Nations. Mr. Johnson earned a Bachelor of Science degree in industrial engineering and technology from Central State University in Wilberforce, Ohio, and a Master of Science degree in industrial management from Wesleyan University in Indianapolis.
Mr. Johnson has a breadth of knowledge and experience in logistics and supply chain management, ranging from national and international supply chain ecosystems to novel disruptors in the global economy. His unique insight is critical to the Company as we implement the next phase of efficiencies into our business and operations and build supplier diversity. His accomplishments in operational efficiency and value creation across various sectors, including the automotive sector, as well as his unique insight into supply chain risk in an evolving global economy, qualify him to serve as director.
Director Skills and Expertise Matrix
The matrix below highlights the key skills and qualifications of each Director. The Nominating and Corporate Governance Committee periodically reviews the overall composition of the Board to ensure a balanced mix of knowledge and experience. This matrix serves as a high-level summary rather than an exhaustive list, showcasing the primary areas of expertise for each Director. It is important to note that the absence of a mark does not imply a lack of experience, qualifications, or skill. Directors have acquired these experiences, qualifications, and skills through education, direct experience, and oversight responsibilities.

	M.DENNISON	D.MENDENHALL	A.BAZAAR	T.DUNCAN	E.FETTER	D.GRIMM	J.HLAY	T.WAITMAN	S.JOHNSON
FINANCIAL EXPERTISE: is critical for leveraging our success metrics and ensuring precise reporting and strong internal auditing
BRAND AND MARKETING: key to effectively stewarding and elevating our world-class brands
OTHER PUBLIC COMPANY BOARD: showcases a solid grasp of governance, strategy, risk management, and growth oversight
INFORMATION TECHNOLOGY/CYBERSECURITY: is essential for grasping our capabilities and the risks tied to cybersecurity
RISK MANAGEMENT EXPERTISE: is crucial for identifying and navigating the complexities of our increasingly global business environment
HUMAN CAPITAL MANAGEMENT: is key to understanding workforce development and crafting compensation programs that attract and retain top talent.
INTERNATIONAL EXPERIENCE: is vital for our global operations and the worldwide reach of our breadth of products
LEADERSHIP EXPERIENCE: is essential; we seek directors who can confidently advise our executive team on diverse challenges
CORPORATE RESPONSIBILITY/ SUSTAINABILITY: enhances our understanding of key issues that directly impact our business strategy
MANUFACTURING INDUSTRY EXPERIENCE: including supply chain and procurement expertise, is crucial for navigating our global footprint and robust operations
AGE[3]	58	71	56	61	67	64	66	76	64
GENDER	Male	Male	Male	Male	Female	Male	Female	Male	Male
1 Average tenure as of March 25, 2026.
2 Director diversity is calculated based on gender and ethnicity.
3 Age as of March 25, 2026.

Required Vote for Election of Directors
The election of directors in contested elections and uncontested elections of non-incumbent directors is by plurality vote of holders present, in person or by proxy at the Annual Meeting and entitled to vote thereon, with each nominee receiving a plurality of the votes cast to be elected as a director. Pursuant to the Corporate Governance Guidelines, in uncontested elections of incumbent directors, nominees receiving a majority of the votes cast in person or by proxy at the Annual Meeting will be elected as a director. If a nominee fails to receive more votes “for” than “against,” the nominee must tender his or her resignation to the Chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will consider the resignation and make a recommendation to the Board as to whether to accept or reject the tendered resignation and whether other action should be taken. The Board will then consider each tendered resignation and act on each, and within 90 days following certification of the election results, the Company will publicly announce the decision of the Board whether to accept or reject the tendered resignation.
Recommendation of the Board
The Board recommends that you vote “FOR” each of the nominees, Ms. Fetter and Mr. Grimm, to be elected to our Board as Class I directors for terms ending at our 2029 Annual Meeting of Stockholders or earlier in the case of such director’s death, resignation, or removal.

DIRECTOR COMPENSATION
Non-employee Director Compensation for Fiscal Year 2025
Any non-employee director who, directly, indirectly, or beneficially owns 5% or more of outstanding securities or is employed by or represents a stockholder of us that, directly, indirectly, or beneficially owns 5% or more of the Company’s outstanding securities is not entitled to receive any cash compensation or equity-based compensation for his or her service on the Board. Such non-employee director is, however, entitled to receive reimbursement for reasonable expenses that he or she properly incurs in connection with attending Board meetings and performing duties as a director.
For fiscal year 2025, our Non-employee Director Compensation Policy, as amended and restated, provided for an annual cash retainer of $80,000, payable in quarterly increments, for service as a non-employee director of the Company. A non-employee director who serves as Chair of the Board is paid an additional annual retainer of $90,000 and an additional equity award outlined below, plus the other retainers and compensation he or she may receive. The Chairs of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are provided with additional annual retainers of $25,000, $17,500 and $17,500, respectively. Each non-employee director serving on the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee is provided with additional annual retainers of $10,000, $10,000, and $10,000, respectively. Finally, each of the non-employee directors is entitled to receive reimbursement for reasonable expenses that he or she properly incurs in connection with attending Board meetings and his or her duties as a director.
Pursuant to our Non-employee Director Compensation Policy, as amended and restated, non-employee directors are also granted annual equity-based compensation awards in the form of restricted stock units (“RSUs”) pursuant to the 2022 Omnibus Plan. These awards vest on the day immediately prior to the next Annual Meeting of Stockholders, subject to accelerated vesting in the event of the director’s death or a change in control of the Company and are subject to such additional terms and conditions as may be set forth in the applicable award agreement and the 2022 Omnibus Plan. Subject to applicable laws and our policies in place for equity-based awards, through fiscal year 2025, the non-employee directors were entitled to receive an annual award of RSUs determined by dividing $160,000 by the closing price of our common stock on the date of grant. The Chair of the Board or our Lead Independent Director, as applicable, will receive an additional annual award of RSUs determined by dividing $15,000 by the closing price of our common stock on the date of grant. In fiscal year 2025, other than the current Chair of the Board, Mr. Mendenhall, who received 7,360 RSUs on May 9, 2025 and Mr. Bazaar and Mr. Grimm who joined the Board in 2026, each other non-employee director received an award of 6,729 RSUs on May 9, 2025. These awards will vest on the day immediately prior to the 2026 Annual Meeting, subject to accelerated vesting in the event of a director’s death or a change in control of the Company.
The following table sets forth information for fiscal year 2025 regarding the compensation awarded to, earned by or paid to persons who served as our non-employee directors during fiscal year 2025.

Director Compensation - Fiscal Year 2025
Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Dudley W. Mendenhall	$190,000	$175,000	$365,000
Thomas E. Duncan	$97,500	$160,000	$257,500
Elizabeth A. Fetter	$107,500	$160,000	$267,500
Jean H. Hlay	$115,000	$160,000	$275,000
Sidney Johnson	$100,000	$160,000	$260,000
Ted D. Waitman	$100,000	$160,000	$260,000
(1)Amounts in this column represent the aggregate grant date fair value computed in accordance with FASB Topic 718 of RSUs awarded in fiscal year 2025 pursuant to the 2022 Omnibus Plan. The RSUs vest on the day before the Company’s Annual Meeting.

CORPORATE GOVERNANCE
Our business and affairs are managed under the direction of our Board, which currently consists of nine members. The primary responsibilities of our Board are to provide oversight, strategic guidance, counseling, and direction to our management.
The Board of Directors
Governance Guidelines
Our Board adopted a set of Corporate Governance Guidelines (the “Governance Guidelines”) to assist our Board and its committees in performing their duties and serving the best interests of our Company and our stockholders. The Governance Guidelines cover topics including, but not limited to, director selection and qualification, director responsibilities and operation of our Board, director resignation, director access to management and independent advisors, director compensation, director orientation and continuing education, succession planning, recoupment of performance-based compensation, and the annual evaluations of our Board and Committees.
Code of Ethics
Our Board adopted a Code of Ethics that applies to all of our employees, officers, and directors, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. The Code of Ethics is posted on our website http://investor.ridefox.com. The Code of Ethics can only be amended by the approval of a majority of our Board, including a majority of our independent directors. Any waiver to the Code of Ethics for an executive officer or director may only be granted by our Board and must be timely disclosed as required by applicable law. Any amendments to the Code of Ethics, or any waivers of its requirements, will be disclosed on our website at http://investor.ridefox.com or by filing with the SEC a Current Report on Form 8-K, in each case, if such disclosure is required by rules of the SEC or Nasdaq Listing Rules.
Leadership Structure
The Board believes its current leadership structure is best suited to serve the interest of the stockholders. The Board does not have a policy as to whether the Chair should be an independent director, but when the Chair is not an independent director, the independent directors appoint a “Lead Independent Director.” Mr. Mendenhall, an independent director, will serve as our Board Chair until the Annual Meeting. The Board Chair is responsible for: approving Board meeting agendas; in consultation with the non-employee directors, when applicable, approving Board meeting schedules to ensure there is sufficient time for discussion of all agenda items; approving the type of information to be provided to directors for Board meetings; presiding at all executive sessions of the non-employee directors (which are held after every Board meeting); when applicable, serving as liaison between the Executive Chair and the independent directors; being available for consultation and direct communication with the Company’s stockholders; calling meetings of the non-employee directors when necessary and appropriate; and performing such other duties as the Board may from time to time designate. The CEO has general charge and management of the affairs, property and business of the corporation, under the oversight, and subject to the review and direction, of the Board, but does not serve in a leadership capacity on the Board.
Our Board has standing committees, comprised solely of independent directors, the Audit Committee, chaired by Ms. Hlay; the Compensation Committee, chaired by Ms. Fetter; and the Nominating and Corporate Governance Committee, chaired by Mr. Duncan. In addition, the Board has an Executive Committee comprised of the Chair, Chair of the Audit Committee, and CEO, and recently established the Transformation Committee, an advisory committee chaired by Mr. Johnson. The responsibilities and authority of each committee are described in this Proxy Statement.

Board and Committee Self-Evaluations
Our Board recognizes that a thorough, constructive self-evaluation process enhances our Board’s effectiveness and is an important element of good corporate governance. Each year, the Nominating and Corporate Governance Committee undertakes the development and execution of the self-evaluation process, including whether to modify the written evaluation questionnaire or to engage a third party to facilitate the evaluation.
In 2025, written questionnaires were used in the evaluation to solicit feedback on a range of topics, including overall Board effectiveness, Board dynamics and communication, interaction with management, Board skills and experience, risk oversight, the role of the Board and Committee Chairs, and information and resources. Following completion of the written questionnaires, all written comments were provided to the Chair of the Nominating and Corporate Governance Committee and our Chief Legal Officer (“CLO”). Our CLO then met with each director individually to discuss additional input on these topics and to provide individual feedback. The results of the written questionnaires and feedback received during the individual conversations were anonymized and compiled into a report that was provided to the directors and the members of each committee. Committee chairs led a discussion of the self-evaluation results for their respective committees, and a summary of Board and committee self-evaluation results was discussed with the full Board.
2025 Board Evaluation Process

Questionnaire » Self-evaluation questionnaires solicit director feedback in written form

One-on-one Discussions
» Non-anonymized questionnaires provided to the Nominating and Corporate Governance Committee Chair and CLO to facilitate candid, one-on-one discussions with each director where the CLO solicits additional feedback

Results Policies and practices are updated as appropriate per evaluation results and discussions

Board and Committee Reports » Self-evaluation results are anonymized, summarized and provided to each committee and the full Board

Board and Committee Discussions » Discussions of each committee and the full Board self-evaluations led by the respective committee or Board chair

Risk Oversight
Management is responsible for managing the day-to-day risks confronting our businesses, and our Audit Committee oversees enterprise risk management (“ERM”). In performing its oversight role, our Audit Committee ensures the ERM processes designed and implemented by management are functioning effectively and promoting risk-adjusted decision-making. The teams leading our businesses regularly assess the various risks impacting their businesses and implement and adjust mitigation plans on an ongoing basis. In addition, in consultation with our compliance team and senior management, such teams annually prepare risk profiles consisting of a heat map and summary of key risks and mitigating strategies, which are used to prepare a comprehensive company risk profile based on identified business risks as well as enterprise risks. Among other things, these risks include the macroeconomic environment, climate change, cybersecurity, operational and supply chain disruptions, and an increasing regulatory environment.
We strive to implement and improve processes designed to support a strong internal control environment and promote the early identification and ongoing mitigation of risks. Our legal and compliance functions report to our CLO to provide a thorough evaluation of the challenges facing our businesses. Additionally, our internal audit team reports to the Audit Committee in the conduct of its operational responsibilities to help ensure independence from management is maintained.
The Audit Committee oversees our internal control environment and evaluates the effectiveness of our internal controls at least annually. Supplementing these processes, the Audit Committee meets regularly in executive session with the leaders of our internal audit team and representatives of our independent registered public accounting firm, and as needed with other members of senior management such as our CEO, CFO, CAO and CLO.
2025 Risk Focus Areas
We remain committed to a proactive approach to risk management, continuously assessing and addressing key areas that could impact our operational and financial performance. During 2025, our Audit Committee was particularly focused on overseeing the risk areas described below:
1.Revenue Stability and Customer Diversification – A concentrated customer base can pose financial risk, making it essential to maintain strong relationships while strategically expanding our market reach to mitigate revenue volatility.
2.Market and Technological Adaptation – The evolving landscape of vehicle technology, including advancements in electrification and automation, requires continuous innovation to ensure our products remain relevant and competitive in a shifting market.
3.Talent Management and Workforce Sustainability – Recruiting, retaining, and developing a highly skilled workforce is critical to sustaining operational excellence and fostering innovation. Addressing labor market challenges and workforce engagement is a key focus to ensure long-term success.
4.Cybersecurity and Data Protection – As digital infrastructure becomes increasingly integral to business operations, ensuring the security of our systems, intellectual property, and customer data is paramount. The increasing availability and use of emerging technologies, including artificial intelligence (“AI”), introduce additional cybersecurity, data privacy, and operational risks, including the potential for more sophisticated cyber threats, unintended disclosure of sensitive information, and reliance on third-party platforms. Strengthening cybersecurity measures and governance over the use of such technologies remains a priority to mitigate operational and reputational risks.
5.Regulatory Compliance and Global Trade Strategy – The dynamic nature of trade regulations and international supply chain complexities necessitates rigorous compliance efforts. Maintaining adaptability in response to shifting trade policies and regulatory requirements helps safeguard business continuity and cost efficiency.

By focusing on these key areas, we continue to enhance our risk management approach, ensuring resilience and agility in a rapidly evolving business environment. The following chart illustrates our risk framework:

DATA HARVESTING
RISK IDENTIFICATION
MITIGATION PLANNING
REPORTING
AUDIT COMMITTEE
BOARD OF DIRECTORS
Compliance surveys,business leads, industry trends, and the regulatory landscape
Risks are catalogued and assessed
Risk scoring is established
Mitigation teams design plans against assigned risks
Mitigation teams are established
Milestones established for all mitigation work
Emerging risks are reported to Audit Committee
Progress against mitigation plans is reported to Audit Committee
Communication
Feedback
Communication
Feedback

Board Meetings
During fiscal year 2025, the Board held five meetings. All of our directors who served in fiscal year 2025 attended all of the aggregate of (1) the total number of meetings of the Board (held during the period for which such person has been a director) and (2) the total number of meetings held by all committees of the Board on which such person served (during the periods that such person served).
Attendance of Directors at the Annual Meeting
Pursuant to our Governance Guidelines, our directors are encouraged to attend our Annual Meetings of Stockholders. Five of our directors attended our 2025 Annual Meeting of Stockholders.

Stock Ownership Guidelines
Our Board established Stock Ownership Guidelines (the “Guidelines”) to promote a long-term perspective in managing FOX and to ensure alignment with stockholders, capital markets and public interests. The CEO, CFO, CAO, CLO and Group Presidents (collectively, the “Covered Executives”) and the non-employee directors of the Board (“Directors,” together with the Covered Executives the “Covered Executives and Directors”) are the individuals subject to the Guidelines. Each Covered Executive and Director is expected to acquire, and continue to hold during the term of his or her employment as a Covered Executive, or during his or her term as a Director, as applicable, ownership of FOX common stock (FOXF) having a value equal to: five times base salary for the CEO, three times base salary for the remainder of the Covered Executives, and five times the annual cash retainer for the Directors, rounded up to the nearest 500 shares (the “Ownership Requirement”). Additionally, each of the Covered Executives and Directors must retain at least 50% of his or her net shares following the vesting of restricted stock units or the vesting of performance share units until the applicable Ownership Requirement has been met. Covered Executives and Directors are expected to achieve the applicable Ownership Requirement within five years after first becoming subject to the Guidelines, but the Nominating and Corporate Governance Committee may grant a waiver to the Guidelines on a case-by-case basis. As of the date of this Proxy Statement, all Covered Executives and Directors met their Ownership Requirements or were on target to reach their expected position within the five-year timeline.
Policies
Hedging and Pledging Policy
Our Board adopted the Policy Regarding Insider Trading, Tipping and Other Wrongful Disclosures (the “Insider Trading Policy”). The Insider Trading Policy prohibits employees (including part-time and temporary employees), officers, directors, consultants and contractors of the Company from hedging transactions with respect to shares of our common stock. The Insider Trading Policy also requires directors, executive officers and designated insiders to obtain pre-approval from one of the Company's Designated Officers before pledging shares of our common stock. Our Insider Trading Policy can be found attached as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended January 2, 2026.
Clawback Policy
Additionally, effective October 2, 2023, our Board adopted the Fox Factory Holding Corp. Amended and Restated Clawback Policy (the “Clawback Policy”). The Clawback Policy provides for the recovery of certain erroneously awarded incentive compensation in the event the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any reporting requirement under securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The Clawback Policy is intended to comply with, and shall be interpreted in accordance with, Section 10D of the Securities Exchange Act of 1934, as amended, Exchange Act Rule 10D-1, and Nasdaq Stock Market Listing Rule 5608. The Clawback Policy can be found attached as Exhibit 97.1 to our Annual Report on Form 10-K for the year ended January 2, 2026.

Certain Relationships and Related Transactions and Director Independence
Policies and Procedures for Related Party Transactions
Our Board adopted a written related person transaction policy, which is included in our Code of Ethics and sets forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K, any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships in which we were or are to be a participant, the amount involved exceeds $120,000, and a related person had or will have a direct or indirect material interest. As provided by our Nominating and Corporate Governance Committee Charter, our Nominating and Corporate Governance Committee is responsible for reviewing and approving in advance any related party transaction. No related party transactions have been approved except in accordance with our policy. In fiscal year 2025, we did not engage in any related person transactions requiring disclosure under Item 404 of Regulation S-K.
Director Independence
The rules and listing standards of NASDAQ, or the Nasdaq Listing Rules, generally require a majority of the members of our Board satisfy the Nasdaq Listing Rules criteria for “independence.” No director qualifies as independent under the Nasdaq Listing Rules unless our Board affirmatively determines that the director does not have a relationship with us that would impair independence (directly or as a partner, stockholder or officer of an organization that has a relationship with us). Our Board determined that Messrs. Mendenhall, Waitman, Johnson, Bazaar, Grimm, and Duncan and Mses. Fetter and Hlay are currently independent directors as defined under the Nasdaq Listing Rules. Mr. Dennison has been determined not to be independent by our Board.

Nominations of Directors
Consideration of Director Nominees
The Nominating and Corporate Governance Committee annually assesses the size and composition of the Board in light of our operating requirements and determined that nine is the appropriate number of directors to have on the Board until this year’s Annual Meeting of Stockholders, and seven directors thereafter. The Nominating and Corporate Governance Committee also identifies and makes recommendations to the Board with respect to candidates for election as directors by stockholders at our Annual Meetings of Stockholders. When necessary, the Nominating and Corporate Governance Committee utilizes external director search firms as well as the Company’s internal Human Resources staff to engage in a thorough and exhaustive search for candidates. The Nominating and Corporate Governance Committee reviews candidates with certain criteria designed to best serve the Company, including, but not limited to: (1) possess fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility; (2) have a genuine interest in the Company and a recognition that, as a member of the Board, each director is accountable to the stockholders of the Company; (3) have a background that demonstrates an understanding of business and financial affairs of other organizations of comparable or larger purpose, complexity and size, and subject to similar or greater legal restrictions and oversight; (4) be able to contribute to the effective oversight of the Company, taking into account the needs of the Company and such factors as the individual’s experience, perspective, skills, and knowledge of the industries in which the Company and its subsidiaries operate; (5) have no conflict of interest or legal impediment that would interfere with the duty of loyalty owed to the Company and its stockholders; (6) have no relationships that might impair his or her independence, including, but not limited to, business, financial or family relationships with the Company’s management; (7) have the ability and be willing to spend the time required to function effectively as a director; (8) possess skills necessary for service on Board committees; (9) be compatible and able to work well with other directors and executives in a team effort with a view to a long-term relationship with the Company as a director; and (10) have independent opinions and be willing to state them in a constructive manner. These criteria are set forth in the Nominating and Corporate Governance Committee Charter.
The Nominating and Corporate Governance Committee will consider director candidates recommended by Company stockholders, as provided for in our Amended and Restated Bylaws (the “Bylaws”), and as set forth below. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates a candidate for nomination to the Board based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board at an Annual Meeting of Stockholders, must do so by delivering no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting a written recommendation to the Nominating and Corporate Governance Committee c/o Fox Factory Holding Corp., 2055 Sugarloaf Circle, Suite 300, Duluth, GA 30097, Attn: Chief Legal Officer, and must meet the deadlines and other requirements set for in the Bylaws and the rules and regulations of the Securities and Exchange Commission (“SEC”). If a stockholder, in accordance with the procedural requirements discussed above, recommends a proposed director candidate, the CLO will provide the stockholder recommendation to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will evaluate the proposed director’s candidacy and recommend whether the Board should nominate the proposed director candidate for election by Company’s stockholders. Under a cooperation agreement that the Company entered into with Engine Capital, as disclosed in the Current Report on Form 8-K filed February 9, 2026 with the SEC, the Company agreed to: appoint, and has appointed, Alan L. Bazaar and Douglas J. Grimm to the Board; and nominate and recommend, support and solicit proxies for the election of Mr. Grimm to the Board at the Annual Meeting.

Sustainability
Our Board is engaged and involved in overseeing the Company’s long-term strategy, including evaluating key business risks and opportunities, consumer trends and competitive developments. This also includes aspects of our sustainability initiatives that relate to our corporate strategy, which the Nominating and Corporate Governance Committee and, as appropriate, the Board discuss quarterly. As a result of this process, the Board increased its oversight and support of our sustainability efforts. The Company-wide Fox Factory Frontiers strategy focuses on three integrated impact pillars: People, Planet, and Product - supported by excellence in business fundamentals.
People
Our Company’s success depends on the talent and diverse perspectives of our employees, who bring their unique experiences and skills to fuel our passion for innovation and outperforming the competition. Our approach to building the most talented workforce is rooted in our commitment to our core values of leadership, trust, collaboration, agility, service, and ingenuity, which guide how we interact with each other, our customers, and our community of adventurers. Our People Frontier focuses on three key areas: talent, inclusion, and diversity; employee health, safety, and well-being; and community impact. Embracing a “One Fox” culture, we seek to foster a sense of belonging across locations, countries, and continents, ensuring everyone feels valued, appreciated, and motivated to achieve their full potential. We consistently strive to maintain a work environment that inspires excellence and nurtures individual growth. In addition, we expanded self-paced development via Workday Learning, including the delivery of functional and compliance-based training, and have continued to drive progress across our portfolio of leadership development programs.
Planet
The Planet Frontier is focused on enjoying, protecting, and renewing our global playground. Our products enable consumers to connect with the natural environment and so a healthy planet is important to our business. We aim to play a leading role in reducing the impact of cycling and powered vehicle recreation on the planet. The Company assesses its environmental risks on an ongoing basis. We recognize that our operations have the potential to impact the environment, including, but not limited to, the use of non-recyclable materials in certain of our products and our continued business growth, which may cause higher utility usage. In fiscal year 2025, we prepared our initial California SB 261 Climate-Related Financial Risk Report, which assesses potential physical and transition climate risks and the measures in place to mitigate those risks. The Company continues to monitor evolving regulatory requirements, including emerging climate disclosure frameworks and state-level legislation.
In terms of our supply chain, we continue to prioritize downstream adherence to our Supplier Code of Conduct, which has been rolled out to all Tier 1 suppliers. It details our expectations related to labor, health and safety, the environment, and ethics. We expect that all suppliers, their employees, and any third party will act responsibly and conscientiously based on the principles and guidelines outlined in the Supplier Code of Conduct.
Because our products are an integral part of outdoor adventuring, we have the responsibility to promote the conscientious use of land amongst outdoor enthusiasts and protect our shared playgrounds. We also aim to expand opportunities within the outdoor sporting industry, diversifying the populations that participate in cycling and power sports.

Product
The Product Frontier focuses on redefining performance through responsible innovation. We focus on infusing sustainability in product development; maintaining our leading performance for product integrity, design, and innovation; and pursuing strong performance in supply chain social and environmental impact. When we view product development through the lens of sustainability, we find opportunities to reduce the impacts of our products while improving performance, quality, and value. This enables consumers to deepen their connection to the natural environment. We also continually strive to reduce environmental impacts of the manufacturing processes employed in our own facilities and in our supply chain. Using our internally generated and maintained Approved Materials List, we can proactively stay ahead of global regulations and reduce the risk of impacts to the environment, workers, and users. These material changes also resulted in performance and cost improvements. In addition, we expanded our sustainable packaging initiatives across the business to include transitioning to reusable containers for internal parts transfers, employing reusable dunnage to safely ship parts to OEM Customers, and improving designs to create lower impact consumer packaging. Additionally, we continued using renewable energy in our key facilities and intend to continue those efforts in 2026. We sustained investment in resources to enhance our real-world, virtual, and lab testing capabilities to bolster our products’ durability, safety, and performance. Designing our products for serviceability and our robust service offerings further extend the lifespan of our products and enhance their sustainability.
Communications with the Directors
Stockholders wishing to communicate with the Board or an individual director may send a written communication to the Board or such director, c/o Fox Factory Holding Corp., 2055 Sugarloaf Circle, Suite 300, Duluth GA 30097, Attn: Chief Legal Officer. Communications may also be sent to the CLO by email at legal@ridefox.com.
Each communication must be in the form described in the Fox Factory Holding Corp. Process for Security Holder Communications with the Board of Directors, which is posted on our website at http://investor.ridefox.com. Communications determined by our CLO to be appropriate for presentation to the Board or such individual director will be submitted to the Board or such director on a periodic basis. Any communications that concern questionable accounting or auditing matters involving us will be handled in accordance with the terms or our Code of Ethics.

Board of Directors, Executive Officers and Committees
Certain Information Regarding our Directors and Executive Officers
The name and age as of the date of this Proxy Statement of each director, nominee, and executive officer and the positions held by each of them are as follows:

Name	Age	Class	Position
Michael C. Dennison	58	II	Director and CEO
Dennis C. Schemm	60	—	CFO
Brendan R. Enick	42	—	CAO and Treasurer
Toby D. Merchant	47	—	CLO, Chief Compliance Officer and Secretary
Dudley W. Mendenhall	71	I	Chair of the Board
Alan L. Bazaar	56	II	Director
Thomas E. Duncan	61	III	Director
Elizabeth A. Fetter	67	I	Director
Douglas J. Grimm	64	I	Director
Jean H. Hlay	66	III	Director
Sidney Johnson	64	II	Director
Ted D. Waitman	76	II	Director
Executive Officers who are not Directors
Dennis C. Schemm joined FOX in June 2023 as the CFO and Treasurer. As of August 2024, in connection with reorganizing our management teams, he no longer serves as the Company’s Treasurer. He has more than 25 years of experience in finance, with a deep skill set that includes financial risk management, controllership, global financial planning and analysis, treasury, audit, capital allocation strategies, and mergers and acquisitions. Prior to joining the Company, Mr. Schemm served as the Senior Vice President and CFO at Trex for the last three years and was the Senior Vice President, CFO and Commercial Lead, Joint Compound Division at Continental Building Products from 2015-2020. Mr. Schemm graduated with Bachelor of Science degrees in Accounting and Computer Science from Penn State University and a Master of Business Administration degree from Carnegie Mellon University.
Brendan R. Enick joined FOX in May 2023 as its first CAO and was appointed as the Company’s Treasurer in August 2024. He oversees financial stewardship and strategic vision for capital allocation, mergers and acquisitions, and audits, ensuring FOX’s financial health and growth. Mr. Enick brings over 17 years of experience to the Company. Prior to joining FOX and beginning in 2019, Mr. Enick was Vice President of Finance and Corporate Controller at Carters Inc (NASDAQ – CRI) and held various accounting and finance positions at Novelis beginning in 2012 and Ernst & Young prior to that. Mr. Enick is a Certified Public Accountant (CPA) and was the Advisory Chair to the Atlanta Chapter of the SEC Professionals Group and is a Board Member of the March of Dimes Atlanta Chapter. Mr. Enick earned a Bachelor of Science degree in Finance and Master of Science degree in Accountancy from Wake Forest University.
Toby D. Merchant joined the Company as its first CLO and Secretary in April 2021. Mr. Merchant was also appointed as FOX’s Chief Compliance Officer in August 2021. Prior to joining FOX, Mr. Merchant was the Chief Operating Officer and General Counsel to McKenna & Associates, LLC, a boutique advisory firm that manages its own proprietary capital. Before that, Mr. Merchant was a partner at Squire Patton Boggs (US) LLP where he was a member of the firm’s global Corporate and Financial Services practice groups from October 2006 until November 2019. Prior to Squire Patton Boggs (US) LLP, Mr. Merchant was an associate at Dinsmore & Shohl LLP in the firm’s corporate practice group. Mr. Merchant has over 20 years of experience from working with public and private companies on a variety of matters ranging from corporate governance, securities matters, and company-specific issues, to leading domestic and international mergers, acquisitions, and divestitures. Mr. Merchant graduated with a Bachelor of Science degree from Cornell University and earned his Juris Doctor at Case Western Reserve University where he graduated cum laude.

Executive officers. Our executive officers are elected by, and serve at the discretion of, our Board. There are no familial relationships between our directors and executive officers (or any nominees thereto).
Committees of the Board of Directors
The composition and responsibilities of each of the separately designated standing committees of our Board are described below. Members serve on these committees until their earlier death, resignation or removal.
Audit Committee. Our Audit Committee held four meetings during fiscal year 2025 and is currently comprised of Messrs. Mendenhall, Waitman, and Grimm, and Ms. Hlay, with Ms. Hlay serving as Chair of this committee. Our Board determined that each member of the Audit Committee is “independent” and “financially literate” under the Nasdaq Listing Rules and the SEC rules and regulations and that each of Ms. Hlay and Mr. Mendenhall is an “audit committee financial expert” under the rules of the SEC. The responsibilities of the Audit Committee are included in its written charter, a current copy of which is available on our website http://investor.ridefox.com. The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Exchange Act. The functions of this committee include, among others:
•selecting, retaining, terminating, determining compensation for, and overseeing the independent registered public accounting firm;
•reviewing the scope of the audit by the independent registered public accounting firm;
•inquiring into the effectiveness of our accounting and internal control functions;
•assisting our Board in fulfilling its oversight responsibilities relating to the integrity of our financial statements, our compliance with legal and regulatory requirements, our adherence to policies regarding ethics and business practices, cybersecurity, and our enterprise risk-management practices;
•approving, or pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm; and
•obtaining and reviewing a report by the independent registered public accounting firm, at least annually, that describes our internal control procedures, any material issues with such procedures, and any steps taken to deal with such issues.
Compensation Committee. Our Compensation Committee held four meetings in fiscal year 2025 and is currently comprised of Mses. Fetter and Hlay, and Messrs. Mendenhall, Bazaar, and Johnson, with Ms. Fetter serving as Chair of this committee. Our Board determined that each member of the committee is “independent” under the Nasdaq Listing Rules and all applicable laws. Each of the members of this committee is also a “non-employee director” as that term is defined under Rule 16b-3 of the Exchange Act. The responsibilities of the Compensation Committee are included in its written charter, a current copy of which is available on our website http://investor.ridefox.com. The functions of this committee include, among others:
•determining, or recommending to our Board for determination, the compensation of our CEO, our other executive officers, and certain other employees as determined by the Compensation Committee, and reviewing and approving or recommending to our Board for approval performance goals relevant to such compensation;
•evaluating and recommending the type and amount of compensation to be paid or awarded to the members of our Board;
•approving, periodically evaluating and proposing amendments to long-term incentive plans;
•evaluating and recommending to our Board new equity incentive plans, compensation plans and similar programs advisable for us, as well as recommending to our Board the modification or termination of existing plans and programs;
•establishing or recommending policies with respect to compensation arrangements; and
•considering the Company’s remedies for recoupment and clawback, pursuant to the Clawback Policy, in connection with grants of compensation awards to the Board and executive officers.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee held four meetings in fiscal year 2025 and is currently comprised of Messrs. Bazaar, Duncan, Johnson and Waitman and Ms. Fetter, with Mr. Duncan serving as Chair of this committee. Our Board determined that each member of the committee is “independent” under the Nasdaq Listing Rules and all applicable laws. The responsibilities of the Nominating and Corporate Governance Committee are included in its written charter, a current copy of which is available on our website http://investor.ridefox.com. The functions of this committee include, among others:
•interviewing, evaluating, and recommending to our Board candidates for election as our directors, including nominations by stockholders;
•responsibility for matters relating to nomination of directors;
•maintaining formal criteria for selecting director nominees who will best serve the interests of our Company and our stockholders;
•considering and assessing the independence of members of our Board;
•evaluating director performance on our Board and applicable committees of our Board and determining whether continued service on our Board is appropriate;
•evaluating the adequacy of our corporate governance practices and policies;
•reviewing and approving all related party transactions;
•developing and periodically reviewing and recommending to our Board appropriate revisions to our corporate governance framework, including our Amended and Restated Certificate of Incorporation, Bylaws and Governance Guidelines;
•monitoring compliance with our Governance Guidelines and Stock Ownership Guidelines; and
•reviewing the composition of each committee annually and presenting recommendations for committee membership for our Board to consider.
Compensation Committee Interlocks and Insider Participation. No member of our Compensation Committee was an employee or officer of the Company during fiscal year 2025, was formerly an employee or officer of FOX or had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K. None of our executive officers currently serves, or in the past fiscal year served, as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
This Compensation Discussion and Analysis (“CD&A”) describes the material compensation elements, practices and decisions for the Company’s Named Executives Officers (“NEOs”). The Company’s NEOs for fiscal year 2025 were:
•Michael C. Dennison, CEO and President
•Dennis C. Schemm, CFO
•Brendan R. Enick, CAO and Treasurer
•Toby D. Merchant, CLO, Chief Compliance Officer and Secretary
Executive Summary
The Compensation Committee (“Committee”) oversees the NEO pay program and works with management to design and administer compensation plans that motivate and reward the Company’s officers to execute the Company’s strategy to create stockholder value without taking excessive risks. The Committee believes its executive compensation philosophy, policies, plans, and programs reflect strong alignment with stockholders as demonstrated by the following:
•Incentive financial metrics of 2025 adjusted EBITDA and adjusted EBITDA margin and 2023-2025 ROIC and FCF directly align to our strategy and areas of financial focus to drive stockholder value.
•Incentive payouts reflected our results ending in 2025 that fell below challenging target goals set at the start of the period with payouts ranging from 0% to 70% of target. The 2025 annual cash incentive award was earned at 70% of target, 2024-2025 PSUs fell below the threshold performance level resulting a 0% payout, and the 2025 portion (one-third of the opportunity) for the 2024-2026 and 2025-2027 PSU awards were earned at 50% of target, with payment subject to continued service (earned awards vest at the end of the respective three-year period).
•Decline in the value of the officers’ outright stock ownership and potential realizable value of outstanding long-term incentive awards were commensurate with the decline in stock price experienced during 2025 by stockholders.
•Stockholder support for our 2025 annual Say on Pay advisory vote of 67%, compared to the 5-year average support of 90%.
•Significant external stockholder outreach after May 2025 and officer pay program changes implemented for 2026, as discussed below.
Company Overview
The Company is a global leader in the design, manufacturing, and marketing of premium products that deliver championship-level performance for customers worldwide. Our portfolio of brands, currently including FOX, Marucci, Method Race Wheels, and more, are fueled by unparalleled innovation that continuously earns the trust of professional athletes and passionate enthusiasts all around the world. The Company is a direct supplier of shocks, suspension systems, and components to leading powered vehicle and bicycle OEMs. Our strategy reflects a disciplined approach to portfolio management, emphasizing core categories and performance‑defining products that align with our capabilities and brand positioning. The Company also provides products in the aftermarket through a global network of retailers and distributors and direct-to-consumer channels.

2025 Business and Performance Highlights
The 2025 performance year for our incentive measures was impacted by fluid macroeconomic forces that influenced our OEM customers and the end markets that we address. We responded to the declining market conditions by implementing both immediate and longer-term actions intended to strengthen our business and enhance our margin profile toward a goal of improving free cash flow and reducing balance sheet leverage, including aggressive cost management and strategic operational improvements. Some highlights of the Company’s 2025 results, including incentive financial measures and other key metrics as well as business and operating achievements, are below.
•Net sales of $1,467.3 million for 2025, which was a 5.3% increase versus the prior year of $1,393.9 million.
•Net loss of $544.7 million and net loss per diluted share of $13.03, which decreased from the prior year net income of $6.5 million and earnings per diluted share of $0.16, respectively.
•Adjusted EBITDA of $168.4 million for 2025, which was a 0.8% increase from the prior year of $167.0 million.
•Adjusted earnings per diluted share of $1.06, compared to $1.33 in the prior year.
•Total stockholder return (“TSR”) was (42.3)% and compound annual growth rate for 2023-2025 TSR was (42.4)%.
•We paid down $33 million in debt year-over-year and achieved cost optimization efforts target of approximately $25 million across the enterprise to recapture margin amid a challenged macroeconomic backdrop.
•Reflecting our focus on driving long-term stockholder value, our commitment to innovation remained steadfast during 2025 with successful product launches across all segments, for example:
◦We introduced Live Valve Aftermarket Kits to push the potential of suspension technology; and
◦Other new products launched include FOX 2.5 Performance Elite and Factory Race Series struts for Mercedes Sprinter vans, FOX Quick Switch Electronic Sway bar disconnects for Jeep Wrangler JL and Gladiator JT, and Street Performance shocks for Corvette and Challenger.
Significant Stockholder Outreach and 2026 Changes
During the second half of 2025, we conducted significant stockholder outreach (contacting stockholders representing 79.3% of our common stock, receiving responses from stockholders representing 54.2% of our common stock, and meeting with stockholders representing 33.3% of our common stock in 10 meetings). Refer to Extensive Stockholder Engagement and Demonstrated Responsiveness for further details.
The Committee had substantial discussions with management and its independent compensation consultant and a series of meetings from May 2025 to February 2026 to discuss the business challenges, including the ongoing headwinds across the company’s end markets, and talent objectives as part of reviewing and developing the executive compensation program for 2026. As part of these discussions, the Committee considered the input of stockholders, areas of desired focus for the upcoming period, market practices, and other factors. For 2026, implemented changes include a revised Pay Peer Group, as discussed in detail below, and the redesign of PSUs for the 2026-2028 cycle to reward ROIC and FCF with full three-year goals set at the time of the grant.

2025 Incentive Pay-for-Performance Outcomes
The 2025 incentive outcomes reflect the Company’s pay-for-performance philosophy with payouts varying commensurate with our financial results relative to goals set at the start of the performance period. Due to a combination of challenging incentive goals and ongoing headwinds across our end markets, there were payouts of 70% of target for the 2025 annual cash incentive and 0% payout for three-year (2023-2025) PSU award. These performance and payout results were not adjusted for the unanticipated impact of net tariffs of approximately $25 million incurred in 2025 to ensure our executives were aligned with stockholders.

Incentive & Primary Measures	Performance Goals	2025 Payout	Prior Cycle Payout
Annual Incentive 2025 Adjusted EBITDA	•Set in early 2025 •Target goal set based on budget, which was above 2024 actual result	•70% of target	•2024 no payout
2023-2025 PSUs 3-Year Average Return on Invested Capital and Cumulative 3-year FCF	•Set in early 2023 for the full three years with all goals set higher than the 2022-2024 cycle •Target goals set based on the 3-year budget/forecast	•No payout	•2022-2024 cycle no payout
Oversight and Compensation Process and Framework
The Committee oversees the executive compensation program for our NEOs and works closely with its independent consultant and management to examine the effectiveness of the program throughout the year, as described below.
Our compensation programs are designed with the general goals and objectives of providing a market competitive pay package that achieves our talent needs (attracts, engages, and retains) by directly aligning rewards to our business strategy to drive long-term stockholder value. For the NEOs, this is achieved by emphasizing performance-based annual cash and long-term equity incentive awards which provide the majority of this group’s target pay opportunity.
Role of the Compensation Committee
The Committee ensures that the executive compensation program supports the Company’s business goals, achieves its talent needs and aligns with stockholder interests. It has sole responsibility for all elements of NEO and non-employee director compensation. The Committee annually reviews NEO compensation levels by considering market benchmarks and various individual and organizational factors. In conducting its annual review, the Committee considers information provided by our Human Resources staff, often including information from its independent compensation consultant (which provides the Committee market benchmarking of CEO pay) and compensation and benefit data service providers.
The Committee reviews the CEO’s performance against goals and objectives previously approved by the Board and meets in executive session without the CEO to determine his compensation. The Committee also reviews the performance evaluation of all other NEOs, which are provided by the CEO. The Committee receives recommendations from the CEO as to compensation of other NEOs, and the CEO participates in Committee discussions regarding the compensation of such officers.
For a description of the composition, authority and responsibilities of the Compensation Committee, see “Corporate Governance - Board of Directors, Executive Officers and Committees." The Committee operates pursuant to a written charter, which is available on our website at: http://investor.ridefox.com.

Role of Management
The management team presents key drivers of the business strategy for potential inclusion as metrics in the performance-based incentive plans and regular updates on the business, performance to-date and executive talent attraction and retention. Our CEO makes recommendations to the Committee regarding compensation for the executive officers other than himself.
Role of the Independent Consultant
For officer compensation-related decisions, an independent executive compensation consultant, Pay Governance, was engaged to advise the Committee. In 2025, the consultant assisted the Committee with, among other things, benchmarking officer and non-employee director market target pay, developing potential target pay increases, providing updates on pay-for-performance (“P4P”) and market trends, reviewing and presenting alternatives for potential designs for the executive incentive plans and conducting an officer pay program risk assessment. Pay Governance reports to the Committee and at the Committee’s direction, works with senior management, including the Human Resources staff. The Committee conducted a specific review of its relationship with Pay Governance in fiscal year 2025 and determined that the work performed for the Committee did not raise any conflicts of interest. Pay Governance’s work conformed to the independence factors and guidance provided by the Dodd-Frank Act, the SEC and the NASDAQ.
Market Benchmarking
In evaluating officer market pay practices, the Committee reviews, as available, pay data for selected public company compensation peer group (“Pay Peer Group”) and national published survey data of companies of comparable size (“Survey Data”) for which the specific companies included is unknown by the Company and may change from year to year. Market target pay levels are reviewed annually for position-specific Survey Data (using Radford’s Global Compensation Survey) for each officer position and proxy-disclosed levels of the Pay Peer Group for the CEO, CFO and, as available, the other NEO positions. In 2025, market target pay levels (salary, target annual and long-term incentive award opportunities) were reviewed and considered in setting target pay as one of many inputs along with Company performance and pay increase budget, P4P alignment, position level, unique responsibilities, individual factors (performance, experience, future potential, etc.), organization structure, succession planning and internal equity. Ultimately, the Committee relies on its collective experience and judgment along with the recommendations presented to design the executive compensation program and set target pay levels.
Until May 2025, the prior Pay Peer Group was used for market pay benchmarking. This group was developed in 2021, consisting of 17 companies (listed below) that were selected to represent comparable companies based on consideration of many factors that were considered relevant at the time.

Brunswick Corporation	Chart Industries, Inc.	Columbia Sportwear Company
Crocs, Inc.	Deckers Outdoor Corporation	Enphase Energy, Inc.
ESCO Technologies Inc.	iRobot Corporation	Johnson Outdoors, Inc.
LCI Industries	Malibu Boats, Inc.	Sonos, Inc.
Topgolf Callaway Brands Corp.	Under Armour, Inc.	Vista Outdoor, Inc. (acquired in 2024)
Winnebago Industries, Inc.	YETI Holdings, Inc.

2026 Peer Group Change: Effective starting after the May 2025 Committee meeting, the Pay Peer Group was revised as discussed below.
At the May 6, 2025 meeting, the Committee approved a new Pay Peer Group to be used going forward for market pay benchmarking analyses. The selected comparator group was fully reevaluated and revised to better align to Fox Factory’s current annual revenues. The new peer group removes eight prior peers that were primarily significantly larger and added six new peers resulting in the median revenue of the new Pay Peer Group near the Company’s revenue. The 15 companies in the new Pay Peer Group focus on consumer discretionary companies with generally one or more high-growth segments/brands and have companies representing several industries, including consumer durables, leisure and recreational goods, and automotive components. At the time of selection, 60% of the companies were included in one or more of the comparator groups used by the proxy advisory firms. The Company’s 2024 revenues of $1.4 billion were 92% of the new group’s median 2024 revenues of $1.5 billion.

Acushnet Holdings Corp.	Canada Goose Holdings, Inc.	Columbia Sportwear Company
Enphase Energy, Inc.	ESCO Technologies Inc.	G-III Apparel Group, Ltd.
Gentherm Incorporated	Helios Technologies Inc.	Johnson Outdoors, Inc.
LCI Industries	Malibu Boats, Inc.	Sonos, Inc.
Winnebago Industries, Inc.	Wolverine World Wide, Inc.	YETI Holdings

Performance Measure Selection and Goal Setting
For 2025, we tied annual incentive cash awards to adjusted EBITDA and the earning of PSUs to adjusted EBITDA margin (which is adjusted EBITDA divided by total sales), reflecting our focus on profitability and cost management. These performance measures were deemed by the Committee and management as the most important in executing our business strategy as we navigate a challenging operating environment and position the Company for its next stage of profitable growth. The two performance measures reflect our current focus on the income statement (particularly sales, costs and earnings) as we work as a team during this time of market instability to simultaneously optimize our earnings dollars (adjusted EBITDA) and incremental earnings generated from each dollar of sales (adjusted EBITDA margin). These two measures motivate our team to execute the appropriate cost, product innovation and other operational initiatives while considering the impact on the dollars generated and margin earned.
2026 Design Change: Effective for 2026, we reverted to our 2023-2025 PSU structure of using ROIC and FCF, equally weighted, with full three-year goals set at date of grant for the 2026-2028 period. Target goals were set based on the budget/forecast in early 2026 with the resulting target goals requiring significant improvement over the Company’s 2025 results.
We set rigorous goals that reflect current and expected economic and business conditions at the start of the performance period. The Committee reviews the annual and long-range financial plans, recommendations from management, receives input from the independent compensation consultant and reviews performance of the open incentive periods prior to approving the goals for the incentive plan metrics which are tied to long-term stockholder value. The goals applicable to the 2025 performance-based incentives were set based on the Board-approved budget, with the target goals set at a performance level which at the time was anticipated to be challenging but achievable. The threshold goals were set at a performance level at which the Committee believed a portion of the award should be earned. The maximum goals were established well above target, requiring significant achievements and reflecting a performance level at which the Committee believed earning a 200% target award was warranted.
The Company operates in some businesses that can be highly cyclical with significantly increased volatility and uncertainty since 2023, particularly as key OEM customers have been negatively impacted by changes in consumer discretionary spending. Forecasts of industry and macro conditions are part of the Company’s budgeting process, which is the basis for the financial goals that are set each year to have comparable degrees of difficulty based on the challenges and opportunities forecasted at the start of the year. Prior to 2023, in most years’ target goals were set above the prior year actual results and target goals. For 2025, the annual cash incentive adjusted EBITDA target goal was set approximately 20% above the actual results for the prior year. At the start of each year, the intent is to have appropriately challenging, stretch target goals.

Recent Incentive Payouts and Outstanding Cycle Update
In structuring the executive pay program and setting incentive goals, the Committee also considers various P4P perspectives, including emphasis on incentive award opportunities, recent incentive payouts and tracking of outstanding PSU cycles as well as the sensitivity of pay opportunities to our stock price and financial performance. As summarized below, the officer pay program has strong P4P alignment.
•Target pay mix heavily weights incentives: Majority (over 75%) of NEO target pay provided through incentives, including one-half of the long term incentive (“LTI”) award opportunity in the form of PSUs.
•Recent incentive payouts have declined commensurate with our results: The 2025 annual incentive payout of 70% of target followed a 0% payout for both 2023 and 2024, resulting in a three-year average of 23% of target. A 0% PSU payout for each of the 2023-2025 and 2022-2024 performance periods followed a 200% payout for the 2021-2023 performance period, resulting in a three-year average of 67% of target. (Note: 2021 was the first year of granting PSUs.)
•No discretion applied in determining 2025 payouts: The Committee did not apply any discretion in finalizing the 2025 incentive payouts. Management discussed with the Committee the impact of material unplanned/unbudgeted items during the year, including the impact of tariffs, and decided to not apply any adjustment to incentives for the 2025 realized net tariff impact of approximately $25 million.
•Value of earned and outstanding equity awards has been lower than the grant values shown in the Summary Compensation Table (“SCT”). As prescribed by the SEC, the SCT reports the grant date value of equity awards at the time of grant. The reported value of our 2025 equity awards are based on the March 4, 2025 stock price at grant and further assumes target performance is achieved for the PSUs. Due to the stock price decline from the grant date to when 2025 performance year results were reviewed and approved on February 24, 2026, the value of earned shares and outstanding 2025-2027 PSU and RSU awards for the CEO is approximately $1.8 million lower than the values shown in the SCT.
•Direct multi-year alignment of pay and performance. Multi-year P4P alignment is shown below for the CEO in two perspectives:
1.Target TDC Opportunity versus Realizable Pay (Internal View). Compares target total direct compensation (“TDC Opportunity”), which is the sum of salary, regular target annual cash bonus and regular annual long-term incentive target equity grant values, to the value of these elements at the end of 2025 (“Realizable Pay”). Realizable Pay is the sum of salary, actual annual cash payouts and the value of equity awards using 2025 year end stock price (January 2, 2026) and considering estimated payout levels for PSUs. Due to the decline in stock price from the date of grant of various awards through the end of 2025 and incentive payouts that have been earned or are estimated to be earned at or below target levels, Realizable Pay is significantly lower than the Target TDC Opportunity. As shown below, the CEO’s aggregate three-year Target TDC Opportunity was $22.4 million and three-year Realizable Pay, valued as of the end of fiscal 2025, was $8.9 million a decline of $13.5 million (60% below Target TDC), reflecting strong P4P alignment.

CEO Compensation ($000)
$10,000
$7,500
$5,000
$2,500
$—
$7,225
$1,340
$7,488
$2,378
$7,718
$5,228
FY2023
FY2024
FY2025
CEO Target TDC Oppotunity
CEO Realizable Pay (As of January 2, 2026)

2.Realizable Pay versus Pay Peer Group (Relative View). Compares CEO pay and total stockholder return over a three-year period for our new Pay Peer Group on a relative percentile rank basis. Due to the timing of availability of Pay Peer Group proxy pay disclosures, the three years covered are for 2022, 2023, and 2024 with the value of equity calculated using the stock price at the end of fiscal 2024. The results of this assessment show that our CEO Realizable Pay and relative TSR were both at the 25th percentile of our new Pay Peer Group – demonstrating strong alignment of outcome-based compensation and stockholder returns.

Above Median Performance &
Below Median Realizable TDC Value
Above Median Performance &
Above Median Realizable TDC Value
Three-Year TSR Percent Rank
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
FOXF
0%
20%
40%
60%
80%
100%
Below Median Performance &
Below Median Realizable TDC Value
Below Median Performance &
Above Median Realizable TDC Value
Three-Year CEO TDC Realizable Value Percent Rank

•Pay versus Performance section also highlights pay variability. As shown starting on page 54, our CEO’s Compensation Actually Paid (“CAP”) has been considerably lower than Summary Compensation Table (“SCT”) pay in each of the last five years except for 2021 when our stock price increased significantly during that year. CAP, unlike SCT compensation, is adjusted for actual and estimated financial performance and stock price changes as of the end of each year, and is another strong indication of how our compensation program is directly aligned to performance.
Compensation and Governance Best Practices
We design and administer the executive compensation program based on consideration of market typical and market best practices.

What We Do	What We Do Not Do
✓ Pay program aligned with our business strategy
✓ Annual market benchmarking with pay targeted at market median levels
✓ Market-based target pay mix with the greatest weighting on incentive award opportunities
✓ One-half of the long-term incentives (“LTI”) is provided in PSUs earned following a three-year performance period
✓ Performance-based incentive payouts capped
✓ Incentive payouts vary commensurate with performance results compared to rigorously set goals
✓ Stock ownership guidelines
✓ Clawback policy
✓ Independent compensation consultant
✓ Annual compensation program risk assessment

X No single-trigger change in control equity vesting or severance benefits
X No excise tax gross ups
X No hedging transactions
X No short-term trading
X No repricing of stock awards
X No recycling of outstanding stock awards

Compensation Program
Our executive compensation program is designed to achieve our goals and objectives through attracting, retaining, and rewarding our officers appropriately for executing our strategy to drive long-term stockholder value.
Overview of Salary and Regular Target Incentives(1)

Element	Type	Considerations	Objectives
Base Salary Cash	Fixed Pay
•Reviewed annually
•Set based on skills, role, and scope of responsibilities, experience, contributions, criticality, market benchmarks, and internal equity
•Annual increases typically made effective in January
•Provide competitive compensation for day-to-day responsibilities •Attract and retain qualified senior officers •Balance risk-taking
Annual Incentive Cash Primarily earned for financial results	Variable At-Risk Performance-Based Pay
•Annual performance period
•Target award opportunity set as percentage of salary based on similar factors used for base salary reviews
•Performance measures selected to align with Company business strategy
•Payout based on achievement of preset goals

•Motivate and reward results versus critical 12-month performance goals that support the Company’s strategic business objectives •Part of market-based pay package
Long-Term Incentives

Equity

Highest portion of annual target pay

Delivered in equal mix of PSUs and RSUs

Underlying value directly varies with FOXF’s stock price

Three-year performance period

2026-2028 reverts to typical market design of all PSU goals set at grant

2026-2028 PSU metrics ROIC and Free Cash Flow
PSUs Variable At-Risk Performance-Based Pay
•Accounts for 50% of the officers’ total LTI award opportunity
•Provides opportunity to earn shares after completion of 3-year performance period
•2025-2027 is the last LTI transition cycle that set annual goals at the start of each year
•2026-2028 cycle reverts to our prior structure of setting full 3-year goals at the start of the period (set in February 2026)

•Drive long-term value creation for stockholders
•Motivate and reward results versus critical goals over a three-year period
•Align the interests of officers with the long-term interests of the Company and stockholders

	RSUs Time-Based Vesting	•Accounts for 50% of the officers’ total LTI award opportunity •Shares vest ratably over three years	•Align interests of officers and stockholders •Support retention •Facilitate meaningful stock ownership
(1) This table does not describe the other benefits and officer perquisites provided by the Company, which are summarized in Benefits and Officer Perquisites.

Target Pay Mix
Our executive compensation program is predominantly provided through at-risk, performance-based pay opportunities. As an officer’s ability to impact operational performance increases, so does the proportion of his or her at-risk pay. The officers’ target annual and long-term incentive compensation grows proportionately as job responsibilities increase, which encourages officers to focus on the Company’s long-term success and aligns with long-term interests of our stockholders.
The graphics below illustrate the mix of fixed and regular annual incentive compensation opportunities at target we provided to our CEO and other NEOs for fiscal year 2025. The majority of the CEO’s regular annual target compensation opportunity is at-risk, subject to Company financial results and, for the long-term incentive, the value of equity earned will ultimately reflect the stock price at the end of the multi-year performance period (PSUs) or at each vesting date (RSUs).

Base Salaries
The NEOs’ base salaries are set on average to be within a competitive range of market median based on the market benchmarks, individual responsibilities, performance and various other factors, as discussed above in the Market Benchmarking section. The January 2025 salary increases approved by the Committee are presented in the table below. The officer salary and target incentive review process started in the latter part of the prior year (October 2024) and increases became effective at the start of the year (January 2025).
The table below summarizes base salaries for our NEOs approved by the Committee for fiscal year 2025, as well as the base salary percentage increase over fiscal year 2024 base salaries. The base salary increases varied based on consideration of the factors listed above.

Name of Executive Officer	Title	2025	2025
		Base Salary	Base Salary Increase (%)
Michael C. Dennison	CEO and President	$1,030,000	3.0%
Dennis C. Schemm	CFO	$630,000	6.1%
Brendan R. Enick	CAO and Treasurer	$406,000	6.0%
Toby D. Merchant	CLO, Chief Compliance Officer and Secretary	$500,000	8.7%
Annual Performance-Based Cash Bonuses
Annual incentives are designed to motivate and reward achievement of short-term financial objectives. All NEOs have most of the award opportunity tied to company financial performance, as measured by adjusted EBITDA. The CEO’s award is based 100% on adjusted EBITDA; the other NEOs have a 75% weighting adjusted EBITDA and 25% Individual Performance goals and their overall rating, which can only be earned if at least a threshold level of adjusted EBITDA is met. To encourage and reward retention, the NEOs are not entitled to any Cash Bonus unless the Company employs the NEO on the last day of the applicable performance period. In cases where the Company significantly outperforms targets, payouts can be earned up to the 200% of target, which is the maximum. Target incentive award opportunities are set on average to be within a competitive range of market median based on the market benchmarks, position level, individual responsibilities, performance, and various other factors, as discussed above in the Market Benchmarking section.

Goals were set in the first quarter of 2025, the target adjusted EBITDA goal of $201 million was set above 2024 actual of $167 million. The Company’s 2025 adjusted EBITDA for the annual performance-based cash bonuses was $171 million, which was between threshold and target, with financial component being earned at 70% of target. Individual Performance results for the NEOs, excluding the CEO who has the full award based on adjusted EBITDA, reflected their leadership in executing other financial and operational objectives, including the Phase 1 profit optimization plan.

Name of Executive Officer	Bonus at Target %	Company Performance (Adjusted EBITDA)						Individual performance goals
		Weighting	Threshold	Target	Max	Actual(1)	% of Target Earned	Weighting	% of Target earned	Payout % of target
Michael C. Dennison	125%	100%	$151	$201	$251	$171	70%	N/A	N/A	70%
Dennis C. Schemm	85%	75%	$151	$201	$251	$171	70%	25%	125%	84%
Brendan Enick	50%	75%	$151	$201	$251	$171	70%	25%	125%	84%
Toby D. Merchant	65%	75%	$151	$201	$251	$171	70%	25%	125%	84%
(1) Reconciliations of non-GAAP measures provided in Annex A, attached hereto.

In 2025, to shift the earning and payout of a portion of the annual cash opportunity to align to stock price performance over a two-year period, the Company provided an elective opportunity for the NEOs and other executives to select a two-year PSU in lieu of 50% of their target cash award opportunity. This portion of the award opportunity, which is earned for adjusted EBITDA results (not individual performance), was matched one-for-one with the number of PSUs determined at date of grant in March 2025. The higher performance-based award opportunity for the two-year PSU reflects the doubling of the vesting period duration (change from a one-year vesting period to two years) and shift from cash to stock. The cash awards earned were paid in early 2026 and the earned PSU shares will vest in early 2027. All the NEOs irrevocably elected to participate in this opportunity.
The table below presents the number of PSUs earned at 70% of target, based on $26.14 stock price on the award opportunity determination date of March 4, 2025. By the time cash bonus payments were made on March 13, 2026, the company’s common stock price had declined by 41% to $15.50, which commensurately reduced the value of the earned PSUs, further aligning compensation outcomes with the stockholder experience.

Name	PSUs Earned (#)
Michael C. Dennison	34,479
Dennis C. Schemm	14,341
Brendan R. Enick	5,437
Toby D. Merchant	8,704
Equity-Based Awards
The Committee believes equity awards are another important component of executive compensation and serve to directly align the interests of our officers with those of our stockholders. The Company awards officers PSUs to reward achievement of multi-year goals and RSUs to promote long-term retention. For the 2025 awards, the Committee decided to grant an equal mix, at target, of RSUs and PSUs. RSUs vest over three years (one-third each year) and PSUs cliff vest after the three-year performance period, and other than for a qualifying retirement, only vest if the employee remains with the Company at the time of vesting. The Committee approves equity awards under our 2022 Omnibus Plan. The number of RSUs and PSUs to grant is determined by dividing the target dollar value by the stock price at date of grant and considers the level of share usage. As such, to deliver the same targeted grant dollar value in periods when the stock price appreciates (such as in 2021 to 2023) the number of shares to grant declines. Conversely, in periods when the stock price declines (such as in 2024 and 2025) the number of shares to grant rises.
Each year, the Committee reviews the design of the PSUs and considers if changes are warranted including whether our key business initiatives, operating environment and other factors support reverting to the Company’s prior design, and common market approach, of setting all three years of goals at the start of the first year of the three-year PSU cycle. For the 2024 and 2025 PSU cycles, the Committee decided that setting annual goals at the start of each of the three years (with any earned shares paid upon completion of the full three-year performance period) best fit the current market instability, OEM customer challenges, our ongoing business transformation, and talent needs to ensure performance goals have the appropriate stretch while maintaining strong alignment to driving long-term stockholder value.
2026 Design Change: Effective for 2026, we reverted to using ROIC and FCF, equally weighted, with full three-year goals set at date of grant for the 2026-2028 period. Target goals were set based on the budget/forecast in early 2026 with the resulting target goals requiring significant improvement over the Company’s 2025 results.
In determining the target incentive award opportunities, which are set on average to be within a competitive range of market median, the Committee considered market benchmarks, position level, individual responsibilities, performance, and various other factors, as discussed above in the Market Benchmarking section. The equity grant mix was set considering many of the foregoing factors as well as the retention and long-term incentive value of the award, the amounts of past awards that had not yet vested, and the prior granting practices.

Timing of Awards
Annual grants of equity awards are typically determined at the Committee meeting with an effective grant date shortly after the Company reports earnings for the fiscal year. This timing allows for the grants to be effective after the release of earnings information for the prior fiscal year when the public is aware of the information and the information is presumably reflected in the stock price used to value the awards. The Committee does not time equity grant dates to affect the value of compensation either positively or negatively.
From time to time, special circumstances may cause the Committee to grant annual equity awards outside of the regular annual timeline. In such circumstances, the Committee continues to adhere to its practices of not timing equity grants to take advantage of material non-public information or affect the value of compensation either positively or negatively.
2025-2027 PSU and RSU Awards
The table below presents the number of shares, at target, awarded to the NEOs in March 2025 based on the target LTI award opportunities and stock price at grant. Consistent with last year, and reflecting conclusion of our two-year transition period for having PSUs reflect three sets of annual goals, the 2025 PSU awards have three independent one-year performance periods (2025, 2026, and 2027) with goals set early in each performance period. The PSUs vest only upon the achievement of the adjusted EBITDA margin goals over the three-year performance period with payouts, if any, made in early 2028. The NEOs may earn between 0% and 200% of the target PSUs.

Name	PSU(1)	RSU
Michael C. Dennison	103,290	103,290
Dennis C. Schemm	24,867	24,867
Brendan R. Enick	6,695	6,695
Toby D. Merchant	16,259	16,259
(1)The 2025 PSU awards were approved in full by the Compensation Committee in early 2025. Performance goals for each of the three years are set by the Committee based on approved Company financial plans at the beginning of each year. Under GAAP, PSU grants cannot be issued until the performance goals are set. Therefore, the Company issues one-third of the approved shares each year. The table below presents the PSU grants, at target, issued in March 2025 for the 2025 performance period.
2025 Portion of the 2024-2026 and 2025-2027 PSU Awards
The table below presents one-third of the PSU award opportunity, at target, for which goals were set at the start of 2025 for the two overlapping three-year PSU cycles.

Name	2024-2026 PSU (2025 Portion)	2025-2027 PSU (2025 Portion)
Michael C. Dennison	18,515	34,430
Dennis C. Schemm	4,237	8,289
Brendan R. Enick	1,247	2,232
Toby D. Merchant	2,671	5,420
As shown below, the 2025 actual adjusted EBITDA margin of 12.0% was at the threshold goal for this year, resulting in 50% of the target award being earned for the second one-third of the 2024-2026 PSU Awards and the first one-third of the 2025-2027 PSU Awards. Upon completion of the three-year performance cycle, we will present a table in the 2027 proxy showing the 2024-2026 performance goals and results with any shares earned, which would vest in early 2027.

Measure	Weighting	Threshold	Target	Max	Actual(1)	% of Target Earned
2025 adjusted EBITDA margin	100%	12.0%	14.1%	16.2%	12.0%	0%
(1) Reconciliations of non-GAAP measures provided in Annex A, attached hereto.

2023-2025 PSU Awards
In early 2023, the performance goals presented below were established by the Committee for the three-year PSU performance cycle, 2023 to 2025, for ROIC and FCF that were equally weighted. As shown in the table below, actual three-year results were below the threshold goals resulting in no awards being earned.

Measure	Weighting	Threshold	Target	Max	Actual(1)	% of Target Earned
3-year average ROIC	50%	13.2%	14.6%	16.1%	11.2%	0%
Cumulative FCF ($ in millions)	50%	$523	$654	$785	$180	0%
(1) Reconciliations of non-GAAP measures provided in Annex A, attached hereto.
Stock Ownership Guidelines and Retention Requirement
We have Stock Ownership Guidelines (the “Guidelines”) in place to promote a long-term perspective in managing FOX and to ensure alignment with stockholders, capital markets and public interests. The CEO, CFO, CAO, CLO and Group Presidents (collectively, the “Covered Executives”) and the non-employee directors of the Board (“Directors”) are the individuals subject to the Guidelines. Each Covered Executive and Director is expected to acquire, and continue to hold during the term of his or her employment as a Covered Executive, or during his or her term as a Director, as applicable, ownership of FOX common stock (FOXF) having a value equal to: five times base salary for the CEO, three times base salary for the remainder of the Covered Executives, and five times the annual cash retainer for the Directors, rounded up to the nearest 500 shares (the “Ownership Requirement”).
Additionally, each of the Covered Executives and Directors must retain at least 50% of his or her net shares, the vesting of RSUs or the vesting of PSUs until the applicable Ownership Requirement has been met. The applicable Ownership Requirement is expected to be achieved within five years after first becoming subject to the Guidelines. The Nominating and Corporate Governance Committee may, however, grant a waiver on a case-by-case basis. As of the date of this Proxy Statement, all Covered Executives and all Directors met their Ownership Requirements or were on target to reach them within the five-year timeline.

Benefits and Officer Perquisites
401(K) Plan and Policies
The Committee believes that retirement programs are important to the Company as they contribute to the Company’s ability to be competitive with its peers and reward our employees based on long-term performance of the Company and, therefore, are an important piece of the overall compensation package for the NEOs. For all eligible employees, including our NEOs, the Company provides a 401(k) plan. The 401(k) plan is a U.S. tax qualified retirement savings plan pursuant to which all eligible U.S. employees, including the NEOs, are able to make pre-tax contributions and after-tax contributions from their cash compensation. The Company makes matching contributions for all participants each year equal to 100% of the first 3% and 50% of the next 2% of compensation contributed by the employee, for a maximum employer match of 4% of eligible compensation under Internal Revenue Code (the “Code”) Section 415. The Company’s matching contributions to the 401(k) plan for fiscal year 2025 to the accounts of the NEOs are included in the “All Other Compensation” column in the Summary Compensation Table.
Health and Welfare Benefits
Our NEOs are eligible to participate in all of our employee benefit plans, including our medical, dental, vision, group life and disability insurance plans, in each case on the same basis as other employees.
Perquisites and Personal Benefits
The Company pays certain premiums for term life insurance, accidental death and dismemberment, and short-term and long-term disability for all of our employees, including all of our NEOs. To advertise and “live the FOX brand,” our NEOs participate in an executive demonstration car program to increase the exposure of Company products by providing our officers the opportunity to drive vehicles produced by FOX for business and personal purposes. The demonstration car program is classified as a perquisite for proxy disclosure purposes, but the Company views it as part of marketing, product innovation and testing that executive officers provide by regularly using Fox-made products. Consistent with our emphasis on at-risk pay, CEO perquisites are limited with the fiscal year 2025 amount of less than $50,000 (excluding Company contributions to retirement and 401(K) plans) representing less than 1% of annual target pay.
Non-Qualified Deferred Compensation
On May 7, 2021, the Company entered into the Fox Factory Holding Corp. Deferred Compensation Plan (the “Plan”) with an effective date as of June 30, 2021. The Company intends the Plan to be an unfunded deferred compensation plan maintained for the exclusive benefit of the participants, who constitute a select group of management, employees and non-employee directors. The Plan is administered by a Plan committee as appointed by the Committee. The Plan is intended to comply with Section 409A of the Code (“Section 409A”) and will be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. None of the NEOs participated in the Plan or had an outstanding balance as of the end of fiscal year 2025.

Risk Assessment
In formulating and evaluating material elements of compensation available to NEOs, both the Committee and our Human Resources staff consider whether the design of any such programs may inadvertently encourage undue risk-taking behavior. To that end, the Committee took into consideration the many design features that, among other things, both align behavior to stockholder interest as well as serve to mitigate the likelihood of inducing excessive risk-taking behavior. Additionally, the Committee engaged Pay Governance, the Company’s independent executive compensation consultant, to undertake a summary review of the 2025 executive officer pay practices and to provide their professional opinion relative to risk assessment of the executive compensation program.
Pay Governance’s review found that the Company’s executive compensation program does not create risks that are reasonably likely to have a material adverse effect on the Company. This conclusion was based on the summary review that found many executive incentive design features that manage and mitigate risk, including performance-based annual and long-term incentives covering several financial measures with annual and three-year assessment periods, generally highest weighting on equity-based LTIs with 50% earned contingent on multi-year results (PSUs), variation in payouts commensurate with performance versus preset goals, stock ownership guidelines and the governance and review process without diminishing the incentive nature of the compensation opportunities nor were there any commonly cited “red flags” found in the design of FOX’s executive compensation program. Based on the Committee’s summary review and other factors, including our continued focus on providing transparent, market-based competitive pay programs that align to our business strategy and support our talent management objectives, the Committee believes that the executive compensation program does not encourage excessive risk taking by executives.

Summary Compensation Table - Fiscal Years 2025, 2024, and 2023
The following table sets forth certain information with respect to the compensation of our NEOs for the fiscal years ended January 2, 2026, January 3, 2025, and December 29, 2023:

				Stock Awards(3) ($)
Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Elective Cash-to-PSU Conversion	RSU Award	PSU Award(4)	Revenue Growth Outperformance Award	All Other Compensation (5) ($)	Total ($)
Michael C. Dennison	2025	$1,029,192	$450,625	$1,287,526	$2,700,001	$2,700,001	$—	$67,456	$8,234,801
CEO and President	2024	$999,519	$—	$—	$2,600,046	$2,600,015	$1,250,014	$56,727	$7,506,321
	2023	$974,038	$—	$—	$2,500,015	$2,500,015	$—	$59,635	$6,033,703
Dennis C. Schemm(6)	2025	$629,031	$224,241	$535,504	$650,023	$650,023	$—	$68,045	$2,756,867
CFO	2024	$593,154	$—	$—	$595,038	$595,002	$600,011	$85,547	$2,468,752
	2023	$396,154	$—	$—	$695,135	$495,078	$—	$38,990	$1,625,357
Brendan R. Enick(7)	2025	$405,381	$85,007	$203,003	$175,007	$175,007	$—	$61,488	$1,104,893
CAO and Treasurer	2024	$382,462	$—	$—	$175,044	$175,023	$350,045	$48,592	$1,131,166
	2023	$—	$—	$—	$—	$—	$—	$—	$—
Toby D. Merchant	2025	$498,923	$136,094	$325,025	$425,010	$425,010	$—	$68,335	$1,878,397
CLO, Chief Compliance Officer and Secretary	2024	$459,702	$—	$—	$375,044	$375,042	$450,031	$51,393	$1,711,212
	2023	$439,615	$—	$—	$350,038	$350,038	$—	$36,584	$1,176,275
(1)Reflects merit-based increases, as appropriate, from the prior year during these years, as approved by the Committee.
(2)Amounts in this column represent performance-based cash bonuses earned for fiscal years 2025, 2024, and 2023 by the respective NEO. Performance-based cash bonuses were awarded to our NEOs based on the achievement of specified Company performance metrics. See the narrative disclosures and the “Grants of Plan-Based Awards Table” below for additional information.
(3)Amounts represent the aggregate grant date fair value of equity-based awards granted computed in accordance with FASB ASC Topic 718 pursuant to the 2022 Omnibus Plan.
(4)The 2025 PSU awards were approved in full by the Compensation Committee, but goals for each of the three one-year periods are set by the Committee at the beginning of each year. Since grants cannot be issued until goals are set, the Company only issued one-third of the approved PSUs in 2025. Any earned awards will be paid in early 2028. The amounts in this column for fiscal year 2025 were computed using the closing price of the Company’s common stock on the grant date of the shares issued in 2025 and applied to the full target opportunity. Amounts are based on attainment at the target level.
(5)The 2025 information for the dollar amounts found in the All Other Compensation column above can be found in the following table:

Name and Principal Position	Perquisites and Other Personal Benefits (i)	Company Contributions to Retirement and 401(k) Plans (ii)	Total Other Compensation
Michael C. Dennison	$53,456	$14,000	$67,456
Dennis C. Schemm	$54,045	$14,000	$68,045
Brendan Enick	$47,488	$14,000	$61,488
Toby D. Merchant	$54,335	$14,000	$68,335
(i)Perquisites and personal benefits, the incremental costs of which are included in the amounts shown, consist of the following: personal use of Company cell phones, medical, dental, vision, group life and disability insurance plan premiums, temporary housing/living expenses, executive car program, and relocation expenses. Amounts included for the executive car program are as follows: $28,175 for Mr. Dennison, $36,244 for Mr. Schemm, $28,814 for Mr. Enick, and $31,202 for Mr. Merchant.
(ii)Amounts shown reflect Company matching contributions made to the NEO’s employee 401(k) accounts.
(6)Mr. Schemm was named CFO in June 2023. Therefore, compensation information for fiscal year 2023 is for a partial year.

(7)Mr. Enick joined FOX in May 2023 and was not an NEO as of the end of fiscal year 2023. Therefore, compensation information for fiscal year 2023 was not reported.
See “Compensation Discussion and Analysis - Compensation Program,” and “Change of Control, Separation or Severance Benefits- Employment Agreements” for additional information with respect to the numbers included in the foregoing Summary Compensation Table.
Grants of Plan-Based Awards Table - Fiscal Year 2025
The following table presents information concerning plan-based awards made in fiscal year 2025 to each of our NEOs:

		Estimated Future Payouts under Non-Equity Plan Awards (1)			Estimated Future Payouts under Equity Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards (4) (S)
Name	Grant Date	Threshold(3) ($)	Target ($)	Maximum (5) ($)	Threshold(3) (#)	Target (#)	Maximum(5) (#)
Michael C. Dennison
RSUs	3/4/2025							103,290	$2,700,001
PSUs	3/4/2025				51,645	103,290	206,580		$2,700,001
Cash-to-PSU Conversion(6)	3/4/2025				24,628	49,255	98,510		$1,287,526
Cash Bonus		$321,875	$643,750	$1,287,500
Dennis C. Schemm
RSUs	3/4/2025							24,867	$650,023
PSUs	3/4/2025				12,434	24,867	49,734		$650,023
Cash-to-PSU Conversion(6)	3/4/2025				10,243	20,486	40,972		$535,504
Cash Bonus		$133,875	$267,750	$535,500
Brendan R. Enick
RSUs	3/4/2025							6,695	$175,007
PSUs	3/4/2025				3,348	6,695	13,390		$175,007
Cash-to-PSU Conversion(6)	3/4/2025				3,883	7,766	15,532		$203,003
Cash Bonus		$50,750	$101,500	$203,000
Toby D. Merchant
RSUs	3/4/2025							16,259	$425,010
PSUs	3/4/2025				8,130	16,259	32,518		$425,010
Cash-to-PSU Conversion(6)	3/4/2025				6,217	12,434	24,868		$325,025
Cash Bonus		$81,250	$162,500	$325,000
(1)Refer to the “Compensation Program - Annual Performance-Based Cash Bonuses” section within the “Compensation Discussion and Analysis” section of this Proxy statement for a description of the potential Cash Bonuses our NEOs were eligible to receive in fiscal year 2025.
(2)Refer to the “Compensation Program - Equity-Based Awards” section within the “Compensation Discussion and Analysis” section of this Proxy Statement, for descriptions of the equity-based awards granted to our NEOs in fiscal year 2025. The RSUs do not have “threshold” or “maximum” amounts. The PSU awards reflect the full amounts approved by the Compensation Committee, of which only one-third was issued in 2025 because grants cannot be issued until annual performance goals are set, and the Committee establishes these goals at the beginning of each year.
(3)This threshold value is an estimate based on the target value multiplied against the minimum threshold of 50%, as approved by the Committee.

(4)Reflects the grant date fair value of the equity-based awards computed in accordance with FASB ASC Topic 718, disregarding the effect of estimated forfeitures. The grant date fair value per unit for RSUs is equal to the closing price of the Company’s common stock on the date of grant. The grant date fair values for PSUs and cash-to-PSU conversion were calculated based on the probable outcome of applicable performance conditions, which assume that the target level of performance is achieved. The grant date fair value for PSUs was computed at the closing price of the Company’s common stock on the grant date of the full amounts approved by the Compensation Committee, of which only one-third were issued in 2025 because grants cannot be issued until annual performance goals are set, and the Committee establishes these goals at the beginning of each year.
(5)This maximum value is an estimate based on the target value multiplied against the maximum threshold of 200%, as approved by the Committee.
(6)Refer to the “Compensation Program - Annual Performance-Based Cash Bonuses” section within the “Compensation Discussion and Analysis” section of this Proxy statement for a description of the elective cash-to-PSU conversion opportunity.
Outstanding Equity Awards at Fiscal Year-End Table - Fiscal Year 2025
The following table presents certain information concerning outstanding equity awards held by each of our NEOs as of January 2, 2026:

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested(2) (3) (#)		Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) (2) (3) ($)
Michael C. Dennison	6,932	(4)	$120,755	55,544	(7)	$967,576
	34,243	(5)	$596,513	26,704	(8)	$465,184
	103,290	(6)	$1,799,312	103,290	(9)	$1,799,312
				49,255	(10)	$858,022
Dennis C. Schemm	1,776	(4)	$30,938	12,711	(7)	$221,426
	7,837	(5)	$136,521	12,818	(8)	$223,290
	24,867	(6)	$433,183	24,867	(9)	$433,183
				20,486	(10)	$356,866
Brendan R. Enick	454	(4)	$7,909	3,739	(7)	$65,133
	2,306	(5)	$40,171	7,478	(8)	$130,267
	6,695	(6)	$116,627	6,695	(9)	$116,627
				7,766	(10)	$135,284
Toby D. Merchant	971	(4)	$16,915	8,012	(7)	$139,569
	4,940	(5)	$86,055	9,614	(8)	$167,476
	16,259	(6)	$283,232	16,259	(9)	$283,232
				12,434	(10)	$216,600
(1)Based on a fair market value of our common stock on January 2, 2026, the last trading day of fiscal year 2025, of $17.42 per share.
(2)Amounts are shown at target attainment.
(3)This column includes the second- and third-year guaranteed issuances of the 2025 PSUs and the third-year guaranteed issuances of the 2024 PSUs that have not been granted due to GAAP accounting guidelines.
(4)Represents unvested RSUs that will become vested on February 27, 2026.
(5)Represents unvested RSUs that will become vested in substantially equal annual installments on February 27, 2026 and February 27, 2027.
(6)Represents unvested RSUs that will become vested in substantially equal annual installments on March 4, 2026, March 4, 2027, and March 4, 2028.
(7)Represents unvested PSUs that are scheduled to vest in a single installment on January 1, 2027 based on our adjusted EBITDA margin performance for performance cycle 2024-2026.
(8)Represents unvested Revenue Growth Outperformance Awards that are scheduled to vest on December 31, 2027, contingent upon our annual revenue results by the end of fiscal year 2027. At the end of fiscal year 2024, achievement of the revenue growth outperformance goal was deemed improbable.

(9)Represents unvested PSUs that are scheduled to vest in a single installment on December 31, 2027 based on our adjusted EBITDA margin performance for performance cycle 2025-2027.
(10)Represents unvested Cash-to-PSU Conversion Awards that are scheduled to vest in a single installment on March 4, 2027. The NEOs earned these awards at 70% of target.
In fiscal year 2023, the Committee approved the 2023 Policy Regarding Terms Applicable to Restricted Stock Unit and Performance Share Unit Award Agreements in the Event of Qualified Retirement (the “Retirement Policy”). The purpose of the Retirement Policy is to identify certain terms and conditions for continued vesting of certain equity awards, including unvested RSUs and PSUs, granted under the 2022 Omnibus Plan after a qualified retirement. The Retirement Policy defines the criteria that must be met to be deemed a “qualified retirement.” The Retirement Policy applies to our executives, including NEOs, on the same terms as all employees.
Stock Vested Table - Fiscal Year 2025
The following table presents certain information concerning the vesting of stock, including RSUs, during fiscal year 2025 for each of our NEOs on an aggregated basis:

Name	Stock Awards
	Number of Shares Acquired on Vesting(1) (#)		Value Realized on Vesting ($)
Michael C. Dennison	30,257	(2)	$770,948
Dennis C. Schemm	5,694	(3)	$137,411
Brendan R. Enick	1,605	(4)	$38,938
Toby D. Merchant	4,268	(5)	$108,749
(1)Does not give effect to the shares withheld to satisfy tax obligations.
(2)Reflects the vesting of RSUs on February 27, 2025.
(3)Reflects the vesting of RSUs on February 27, 2025 and May 2, 2025.
(4)Reflects the vesting of RSUs on February 27, 2025 and May 2, 2025.
(5)Reflects the vesting of RSUs on February 27, 2025.
Equity Compensation Plan Information
    The following table presents certain information concerning equity awards under our compensation plans as of January 2, 2026:

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders (1)	1,443,879	(2)	$—	(3)	649,704
(1)On March 10, 2026, there were no outstanding options, 1,119,315 outstanding RSUs, and 1,044,660 outstanding PSUs under the 2022 Omnibus Plan.
(2)Represents unvested stock awards granted under the 2022 Omnibus Plan.
(3)The weighted-average price does not take RSUs and PSUs into account.

Change of Control, Separation or Severance Benefits
Equity Awards
The 2022 Omnibus Plan contains provisions that provide for the vesting of options and stock appreciation rights awarded thereunder, as well as the lapse of restrictions on and vesting of all incentive awards issued thereunder upon a “Change of Control” or a “Change in Control.” A “Change of Control” or a “Change in Control” are defined in the 2022 Omnibus Plan to mean the occurrence of any of the following: (1) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act); or (2) any person or group, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation, or otherwise. The 2022 Omnibus Plan contains additional provisions in its Change in Control definition that includes a change in the composition of the Board such that individuals who, as of the beginning of any period of 24 months determined on a rolling basis, cease to constitute a majority of the incumbent Board.
Except as otherwise provided in an award agreement or by the Committee in a written resolution at the date of grant, to the extent outstanding awards granted under the 2022 Omnibus Plan are not assumed, converted, or replaced by the resulting entity in the event of a Change of Control or Change in Control, all outstanding options and stock appreciation rights shall become fully exercisable, all restrictions with respect to outstanding awards shall lapse and such awards shall become vested and non-forfeitable, and any specified performance goals with respect to outstanding awards shall be deemed to be satisfied at target, provided that payment of restricted and performance awards or performance compensation awards shall be made in accordance with the provisions of the 2022 Omnibus Plan.
Except as otherwise provided in an award agreement or by the Committee in a written resolution at the date of grant or thereafter, to the extent outstanding awards granted under the 2022 Omnibus Plan are assumed, converted, or replaced by the resulting entity in the event of a Change of Control or Change in Control, (1) any outstanding awards that are subject to performance goals shall be converted by the resulting entity as if target performance had been achieved as of the date of the Change of Control; (2) each performance award or performance compensation award with service requirements shall continue to vest with respect to such requirements during the remaining period set forth in the award agreement; and (3) all other awards shall continue to vest (and/or the restrictions thereon shall continue to lapse) during the remaining periods set forth in the award agreement.
Except as otherwise provided in an award agreement or by the Committee in a written resolution at the date of grant or thereafter, to the extent outstanding Awards granted under the 2022 Omnibus Plan are either assumed, converted, or replaced by the resulting entity in the event of a Change of Control or Change in Control, if a participant’s employment or service is terminated without Cause by the Company or an affiliate or a participant terminates his or her employment or service with the Company or an affiliate for “Good Reason” (if applicable), in either case, during the 24-month period following a Change of Control, all outstanding options and stock appreciation rights held by the participant shall become fully exercisable and all restrictions with respect to outstanding awards shall lapse and become vested and non-forfeitable.

Notwithstanding anything in the 2022 Omnibus Plan or any award agreement to the contrary, to the extent any provision of the 2022 Omnibus Plan or an award agreement would cause a payment of nonqualified deferred compensation that is subject to Section 409A to be made upon the occurrence of (1) a Change of Control or Change in Control, then such payment shall not be made unless such Change of Control also constitutes a “change in ownership,” “change in effective control,” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of Section 409A or (2) a termination of employment or service, then such payment shall not be made unless such termination of employment or service also constitutes a “separation from service” within the meaning of Section 409A. Any payment that does not comply with the preceding sentence shall be made in accordance with the payment schedule that would have applied in the absence of a Change of Control, Change in Control or termination of employment or service, but disregarding any performance requirements and substituting the passage of time for any future service requirements and any performance periods. If a Change of Control constitutes a “change of control” within the meaning of Section 409A, any required payment shall be made in a lump sum within 10 business days of the Change of Control unless the Award Agreement specifies otherwise. If a termination following a Change of Control or Change in Control, qualifies as a “separation from service” within the meaning of Section 409A, distribution will be made in a lump sum within 60 days of the separation from service date unless the Award Agreement specifies otherwise.
If an NEO is terminated without Cause or due to death or disability, such executive officer is also entitled to a pro-rated award of PSUs, provided it is determined that performance goals have been met, and pro-rated based on the number of months of employment completed during the performance period.
Employment Agreements
Each of our NEOs is party to an employment agreement, which provides, as applicable, certain change of control, separation or severance benefits. In August 2018, we entered into an employment agreement with Mr. Dennison upon his hiring as President, PVG and the employment agreement was amended in June 2019 upon his promotion to CEO. In August 2020, we amended the employment agreement for Mr. Dennison to remove specific target metrics in order to align and engage the employees in light of the COVID-19 pandemic. In April 2021, we entered into an employment agreement with Mr. Merchant upon his appointment as CLO and Secretary. In June 2023, we entered into an employment agreement with Mr. Schemm upon his appointment to CFO and Treasurer. In December 2024, we entered into an employment agreement with Mr. Enick.
Termination by Mutual Agreement, Death, Disability, for Cause or Voluntarily
In the event an NEO’s employment is terminated by mutual agreement of the parties, by the Company if the executive dies or becomes disabled, by the Company for “Cause,” or by the executive officer voluntarily, at any time (provided he provides not less than 90 days written notice), such executive officer is entitled to receive the following payments and compensation: (1) accrued and unpaid annual Base Salary for services rendered prior to the date of termination or resignation; and (2) reimbursement of any un-reimbursed business expenses as of the date of termination or resignation (collectively, “General Separation Payments”). Additionally, in the event an NEO’s employment is terminated by the Company because the executive dies or becomes disabled, such executive officer is also entitled to receive a pro rata payment of the executive’s performance bonus (which the executive would have earned under his employment agreement if employed for the entire fiscal year in which termination occurs, payable during the year the applicable audited financial statements become available). Additionally, if the NEO is terminated because the executive dies or becomes disabled, such executive officer is also entitled to a pro-rated award of PSUs, provided it is determined that performance goals have been met, and pro-rated based on the number of months of employment completed during the performance period.

Termination without Cause or for Good Reason
In the event an NEO’s employment is terminated by the Company without Cause or if the NEO resigns for “Good Reason,” such executive officer is entitled to receive the following payments and compensation: (1) General Separation Payments, (2) the applicable Severance Payment (only upon the execution of a release); (3) a pro rata payment of the executive’s performance bonus (which the executive would have earned under his new employment agreement if employed for the entire fiscal year in which termination occurs, payable during the year the applicable audited financial statements become available); and (4) continued Company sharing in the cost of health care insurance during the period executive receives severance. Additionally, if the NEO is terminated without Cause, such executive officer is also entitled to a pro-rated award of PSUs, provided it is determined that performance goals have been met, and pro-rated based on the number of months of employment completed during the performance period.
The “Severance Payment” amount to be paid with respect to a termination without Cause or for Good Reason shall equal the NEO’s annual base salary as of the date of termination; provided, however, in the event of the “Good Reason” trigger being a reduction in Base Salary, then the Severance Payment amount shall equal the executive’s annual base salary prior to such reduction, provided that such severance amount is greater than the executive’s base salary at termination.
For purposes of the employment agreements, termination for “Cause” means with respect to an NEO, one or more of the following: (1) willful or grossly negligent violation of any law which causes material injury to the business of our Company (or any subsidiary) or entry of a plea of nolo contendere (or similar plea) to a charge of such an offense; (2) conduct causing us or any of our subsidiaries significant public disgrace or disrepute; (3) any act or omission aiding or abetting a competitor, supplier, or customer of ours or any of our subsidiaries to the material disadvantage or detriment of us and our subsidiaries; (4) the executive’s willful violation of fiduciary duties to our Company or any subsidiary, including the duty of loyalty and the corporate opportunity doctrine; (5) commission of, or the act of fraud, dishonesty, misappropriation or embezzlement, or the executive’s commission of any felony offense; (6) material breach of the executive’s representations, warranties, or covenants under his new employment agreement or any other agreement between the parties hereto that, if curable and unrelated to a breach of his confidentiality obligations, remains uncured for 15 days following written notice thereof from us to executive; and (7) refusal to comply with our reasonable orders or directives (including refusal to perform, other than as a result of death or disability, material assigned duties or responsibilities that are consistent with normal business practices and his new employment agreement) or our (or our subsidiaries’) material and reasonable rules, regulations, policies, procedures or practices that are not inconsistent with the terms of his new employment agreement or applicable law, which continues uncured for 15 days following written notice thereof from us to the executive.
A resignation by an NEO will be deemed a resignation for “Good Reason” if the executive provides written notice to the Company of the specific circumstances alleged to constitute Good Reason within 90 days after any one or more of the following events: (1) a reduction in executive’s base salary below the amount as of the date of his employment agreement (other than a substantially similar reduction applicable to all executives); (2) for Mr. Tutton only, the Company requiring, without the executive’s consent, that the executive relocate the executive’s principal place of business outside a 30-mile radius from the location where the executive is employed as of the effective date of his employment agreement or such other location as consented to by the executive; (3) material breach by us of his employment agreement; or (4) without the executive’s consent, a material reduction in the executive’s duties or responsibilities, such that the executive is no longer playing his current role or at least an equivalent position, as applicable. Where curable, the Company will have 30 days to cure such circumstances upon the receipt of notice from the executive.

Estimated Potential Payments upon Change of Control or Certain Termination Events
The table below provides an estimate of the payments and benefits that would be paid to our NEOs in connection with any termination of employment or upon a Change of Control of the Company. The payments are quantified assuming the termination of employment or Change of Control occurred on January 2, 2026.

Name and Form of Payment	Mutual Agreement, For Cause, Voluntarily	Death or Disability	Without Cause or for Good Reason (Not in Connection with a Change of Control)	Awards Not Continued or Assumed or Termination Within 24 Months Without Cause or for Good Reason (Change of Control)	No Termination, Awards Continued or Assumed (Change of Control)
Michael C. Dennison
Cash Compensation (1)	$39,615	$39,615	$1,069,615	$1,069,615	$—
Cash Bonus (2)	—	450,625	450,625	450,625	—
RSUs (3)	—	—	—	2,516,580	—
PSUs (3)	—	—	—	4,090,111	—
Benefits and Perquisites	—	—	53,000	53,000	—
Total	$39,615	$490,240	$1,573,240	$8,179,931	$—
Dennis C. Schemm
Cash Compensation (1)	$24,231	$24,231	$654,231	$654,231	$—
Cash Bonus (2)	—	224,241	224,241	224,241	—
RSUs (3)	—	—	—	600,642	—
PSUs (3)	—	—	—	1,234,764	—
Benefits and Perquisites	—	—	54,000	54,000	—
Total	$24,231	$248,472	$932,472	$2,767,878	$—
Brendan R. Enick
Cash Compensation (1)	$15,615	$15,615	$421,615	$421,615	$—
Cash Bonus (2)	—	85,007	85,007	85,007	—
RSUs (3)	—	—	—	164,706	—
PSUs (3)	—	—	—	447,363	—
Benefits and Perquisites	—	—	47,000	47,000	—
Total	$15,615	$100,622	$553,622	$1,165,691	$—
Toby D. Merchant
Cash Compensation (1)	$19,231	$19,231	$519,231	$519,231	$—
Cash Bonus (2)	—	136,094	136,094	136,094	—
RSUs (3)	—	—	—	386,201	—
PSUs (3)	—	—	—	806,912	—
Benefits and Perquisites	—	—	54,000	54,000	—
Total	$19,231	$155,325	$709,325	$1,902,438	$—

(1)Cash compensation related to termination by Mutual Agreement, For Cause, or Voluntarily and Death or Disability are payable in a lump sum. Cash compensation shown under Without Cause or for Good Reason are payable in 12, 18, or 24 monthly installments.
(2)Cash Bonuses would have been payable in a lump sum.
(3)Amounts shown for RSUs and PSUs represent the fair value of unvested awards as of January 2, 2026, assuming termination during the 24-month period following a Change of Control whereby all restrictions with respect to outstanding awards shall lapse and the awards shall become vested and non-forfeitable. Additionally, if the NEO is terminated without Cause or due to death or disability, such executive officer is also entitled to a pro-rated award of PSUs, provided it is determined that performance goals have been met, and pro-rated based on the number of months of employment completed during the performance period.

CEO Pay Ratio
The SEC requires companies to disclose the ratio of the annual total compensation of their CEO to the median of the annual total compensation of their other employees.
Methodology and Pay Ratio
For fiscal year 2025, the median annual total compensation of all employees of FOX (other than our CEO) was $31,372. The annual total compensation of our CEO was $8,234,801, reflecting Mr. Dennison who served as CEO on the date upon which we selected to identify the median employee. Based on this information, the ratio of the annual total compensation of our CEO to the median annual total compensation of all employees for fiscal year 2025 was approximately 262 to 1.
The Company identified the “median employee” by using the following methodology and material assumptions, adjustments, and estimates (consistent with all applicable SEC rules):
•The Company selected January 2, 2026, the last day of FOX’s prior fiscal year, as the date upon which we would identify the “median employee.”
•As of this date, our employee population consisted of approximately 3,733 individuals, excluding employees on leaves of absence who are not expected to return to work.
•For purposes of determining our median employee, the Company excluded European and Australian employees that, in total, resulted in the exclusion of less than 5% of FOX's total number of employees as permitted under SEC rules.
•The Company used fiscal year-to-date “gross cash earnings” paid through January 2, 2026 as our consistently applied compensation measure. In this context, gross cash earnings include any salary (including overtime), bonus, and/or commissions. Salaries were annualized for all permanent employees who were hired after the fiscal year began; all foreign currencies were converted to U.S. dollars.
•Once the Company identified the median employee, the Company calculated the elements of the median employee’s fiscal year 2025 total annual compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

Pay vs. Performance
This section should be read in conjunction with the CD&A, which includes additional discussion of the objectives of FOX’s executive compensation and benefit program and how they are aligned with the Company’s financial and operational performance.
Included in the table below is the annual compensation paid to our NEOs and our financial performance for each of the three previous fiscal years.

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for CEO(1)	Compensation Actually Paid to CEO	Average Summary Compensation Table Total for Other NEOs(2)	Average Compensation Actually Paid to Other NEOs	Total Stockholder Return (3)	Peer Group Total Stockholder Return(4)	Net Income (Loss)	Adjusted EBITDA (5)
2025	$8,234,801	$3,307,746	$1,913,386	$1,077,362	$16.48	$83.14	$(544,720,290)	$168,356,121
2024	$7,506,321	$322,173	$1,761,001	$557,342	$28.54	$103.87	$6,512,072	$167,013,046
2023	$6,033,703	$2,384,938	$976,966	$593,856	$63.84	$113.25	$120,836,623	$261,048,074
2022	$7,701,102	$(784,351)	$1,781,723	$355,598	$86.30	$114.53	$205,277,739	$321,831,275
2021	$7,817,826	$15,024,562	$1,597,907	$3,525,371	$160.91	$121.18	$163,817,937	$263,949,984
(1)This is the total compensation, as depicted in the Summary Compensation Table above, for our CEO, Mr. Dennison.
(2)Represents the average total compensation, as depicted in the Summary Compensation Table above.
(3)Our total stockholder return assumes the investment of $100 in our common stock on the last trading day before the earliest fiscal year in the above table through and including the end of the fiscal year for which total stockholder return is depicted.
(4)The “Peer Group” referenced in this column is the prior Pay Peer Group, which was developed in 2021, as disclosed in the “Compensation Discussion and Analysis” section of this Proxy Statement. The updated Pay Peer Group, approved by the Compensation Committee in May 2025, was not used to calculate Peer Group TSR for 2025 as the 2025 target pay was evaluated against the prior Pay Peer Group.
(5)Adjusted EBITDA is equal to FOX’s net income adjusted for goodwill impairment, intangible and long-lived asset impairment, interest expense, net other expense, income taxes, amortization of purchased intangibles, depreciation, stock-based compensation, patent litigation-related expenses, acquisition, and integration-related expenses, organizational restructuring related costs, and strategic transformation costs.

To calculate CAP to the CEO and the average CAP to the other NEOs, the following amounts were deducted from and added to total compensation, as depicted in the Summary Compensation Table:

Year	Summary Compensation Total	Amounts Reported in the Summary Compensation Table for Stock Awards (1)	Value of Stock Awards Granted During the Year, Outstanding and Unvested at Year-End(2)	Change in Value of Stock Awards Granted in Any Prior Year, Outstanding and Unvested at Year-End(3)	Change in Value of Stock Awards Granted in Any Prior Year, Vested During the Year(4)	Compensation Actually Paid
Principal Executive Officer
2025	$8,234,801	$(6,687,528)	$3,060,802	$(1,158,424)	$(141,905)	$3,307,746
2024	$7,506,321	$(6,450,075)	$2,666,883	$(2,713,316)	$(687,640)	$322,173
2023	$6,033,703	$(5,000,030)	$2,126,126	$(1,346,382)	$571,521	$2,384,938
2022	$7,701,102	$(4,500,140)	$3,414,949	$(5,269,787)	$(2,130,475)	$(784,351)
2021	$7,817,826	$(4,939,011)	$7,888,881	$3,227,549	$1,029,317	$15,024,562
Average for Other NEOs (5)
2025	$1,913,386	$(1,187,871)	$543,838	$(170,698)	$(21,293)	$1,077,362
2024	$1,761,001	$(1,238,094)	$399,035	$(294,213)	$(70,387)	$557,342
2023	$976,966	$(586,493)	$283,354	$(131,928)	$51,957	$593,856
2022	$1,781,723	$(720,080)	$546,436	$(811,488)	$(440,993)	$355,598
2021	$1,597,907	$(664,340)	$1,212,721	$571,654	$807,429	$3,525,371
(1)Represents the grant date fair value of equity awards granted in each applicable year, as reported in our Summary Compensation Table.
(2)Represent the year-over-year change in the fair value of equity awards to our CEO and average for our other NEOs. No awards vested in the year they were granted.
(3)Represents the change in fair value of equity awards that were granted in any prior fiscal year and were unvested as of the end of each applicable year.
(4)Represents the change in fair value of equity awards that were granted in any prior fiscal year and vested during each applicable year.
(5)Our fiscal year 2023 reflects the changes in our CFO position.
The fair value of stock awards includes the value of both RSUs and PSUs. The measurement date fair value of RSUs was determined based on the market price of the Company's common stock on the measurement date. The PSUs include two separate performance-based components: (1) a FCF metric, and (2) a ROIC metric. The measurement date fair value of the performance-based component of the PSUs was determined based upon the measurement date stock price.

Pay-for-performance alignment
The following table identifies the three most important financial performance measures used by the Committee to link the CAP to our CEO and other NEOs in fiscal year 2025, calculated in accordance with SEC regulations, to Company performance. The role of each of these performance measures on our NEOs' compensation is discussed in the CD&A above.

FINANCIAL PERFORMANCE METRICS
Adjusted EBITDA
Free Cash Flow
Return on Invested Capital
Compensation actually paid versus Company performance
The graph below depicts the relationship between each of financial performance measures in the pay versus performance table above and CAP to our CEO and, on average, to our other NEOs, for the fiscal years 2025, 2024, 2023, 2022 and 2021.
CAP vs FOXF TSR & Peer Group TSR

Compensation Actually Paid (in thousands)
$16,000
$12,000
$8,000
$4,000
$—
$(4,000)
$15,025
$3,525
$356
$(784)
$2,385
$594
$322
$557
$3,308
$1,077
2021
2022
2023
2024
2025
$200.00
$150.00
$100.00
$50.00
$—
$(50.00)
Total Shareholder Return Indexed ($100)
CAP - CEO
CAP - Avg. Other NEOs
FOXF
Peer Group

CAP vs Net Income

Compensation Actually Paid (in thousands)
Net Income (in thousands)
$16,000
$12,000
$8,000
$4,000
$—
$(4,000)
$250,000
$200,000
$150,000
$100,000
$50,000
$—
$(50,000)
$15,025
$3,525
$(784)
$356
$2,385
$594
$322
$557
$3,308
$1,077
2021
2022
2023
2024
2025
CAP - CEO
CAP - Avg. Other NEOs
Net Income*

* Net income decreased by $551.2 million to $544.7 million net loss in fiscal year 2025 from $6.5 million net income in fiscal year 2024, mainly due to goodwill impairment charges, intangible and long-lived asset impairment charges, and organizational restructuring expenses recognized in fiscal year 2025. The net loss in fiscal year 2025 is not shown in the chart.
CAP vs Adjusted EBITDA

Compensation Actually Paid (in thousands)
$16,000
$12,000
$8,000
$4,000
$—
$(4,000)
$15,025
$3,525
$(784)
$356
$2,385
$594
$322
$557
$3,308
$1,077
2021
2022
2023
2024
2025
$400,000
$300,000
$200,000
$100,000
$—
$(100,000)
Adjusted EBITDA (in thousands)
CAP - CEO
CAP - Avg. Other NEOs
Adjusted EBITDA

COMPENSATION COMMITTEE REPORT

We reviewed and discussed with management the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K to be included in the Company’s 2026 Proxy Statement filed pursuant to Section 14(a) of the Exchange Act. Based on the reviews and discussions referred to above, we recommend to the Board that the Compensation Discussion and Analysis referred to above be included in the Company’s 2026 Proxy Statement.

Members* of the Compensation Committee:
Elizabeth A. Fetter, Chair
Dudley W. Mendenhall
Jean H. Hlay
Sidney Johnson
* Alan L. Bazaar does not appear as a signatory to this Compensation Committee Report because Mr. Bazaar was appointed to the Compensation Committee in February 2026, and, therefore, was not a member of the Compensation Committee during the fiscal year 2025.
The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Exchange Act or the Securities Act, except to the extent that we specifically incorporate it by reference in such filing.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(PROPOSAL 2)
General
Our Audit Committee appointed Grant Thornton LLP as independent public accountants to examine our consolidated financial statements for fiscal year 2026 and determined that it would be desirable to request that the stockholders ratify the appointment.
You may vote “For” or “Against” this proposal, or you may “Abstain” from voting.
Grant Thornton LLP is an independent registered public accounting firm and audited our financial statements for the fiscal years ended January 2, 2026, January 3, 2025, and December 29, 2023. Based on its past performance during these audits, the Audit Committee selected Grant Thornton LLP as the independent auditor to perform the audit of our financial statements for fiscal year 2026. Information regarding Grant Thornton LLP can be found at www.grantthornton.com.
Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting via live webcast, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.
Fees
The following table sets forth the total amount billed to us for the fiscal years ended January 2, 2026 and January 3, 2025 by Grant Thornton LLP.

	Fiscal Year 2025	Fiscal Year 2024
Audit Fees (1)	$2,673,936	$2,643,725
Audit-Related Fees (2)	—	—
Tax Fees (3)	133,605	126,965
All Other Fees (4)	—	27,049
Total	$2,807,541	$2,797,739
(1)“Audit Fees” are aggregate fees billed by Grant Thornton LLP for professional services for the audit of our annual financial statements included in our annual reports on Form 10-K, the review of our interim financial statements included in our quarterly reports on Form 10-Q, and the services that are normally provided by Grant Thornton LLP in connection with statutory and regulatory filings or engagements.
(2) “Audit-Related Fees” are aggregate fees billed by Grant Thornton LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees”. These services include consultations and audits related to mergers and acquisitions; and services related to offering of common stock and consents for registration statements.
(3)“Tax Fees” are aggregate fees billed by Grant Thornton LLP for professional services rendered in connection with tax compliance, tax advice and tax planning.
(4)“All Other Fees” consist of fees for services, other than those that meet the criteria above and include fees for permitted advisory services, specifically, operational audit services.
The Audit Committee evaluated Grant Thornton LLP’s qualification, performance, and independence and determined that services provided by Grant Thornton LLP were permitted under the rules and regulations concerning public accountant’s independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as amended, as well as by the Public Company Accounting Oversight Board (the “PCAOB”).

Pre-Approval Policy
The Audit Committee’s policy is to pre-approve any independent accountant’s engagement to render audit and or permissible non-audit services (including the fees charged and proposed to be charged by independent accountants) subject to the de minimis exceptions under Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as otherwise required by law. Non-audit services may include audit-related services, tax services, or other services. The Audit Committee annually reviews whether the provision of permitted non-audit services is compatible with maintaining the accountant’s independence. The Audit Committee pre-approved all “Audit Fee”, “Audit-Related Fee” and “Tax Fee” in fiscal years 2025 and 2024.
Required Vote for Stockholder Approval
The affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote thereon is required to ratify the appointment.
Recommendation of the Board
The Board recommends that you vote “FOR” the ratification of the appointment of Grant Thornton LLP to serve as independent auditor for the Company for the fiscal year ending January 1, 2027.

AUDIT COMMITTEE REPORT
During fiscal 2025, our Audit Committee was comprised of three independent directors, Ms. Hlay, Mr. Mendenhall, and Mr. Waitman, all of whom are financially literate. In addition, the Board designated Mr. Mendenhall and Ms. Hlay as the “audit committee financial experts” under the applicable SEC rules. The Audit Committee operates under a written charter, which reflects the requirements regarding audit committees under the Nasdaq Listing Rules and the Sarbanes-Oxley Act of 2002, as amended. A current copy of the Audit Committee Charter is available on the Company’s website at http://investor.ridefox.com.
The Audit Committee’s primary role is to assist the Board in (1) retaining an independent public accountant; (2) overseeing the independent public accountant; (3) reviewing financial statements and disclosure matters; (4) compliance and cybersecurity oversight; and (5) oversight of the Company’s internal audit function.
The Audit Committee reviewed and discussed our audited financial statements for the year ended January 2, 2026, with management and with Grant Thornton LLP. These audited financial statements are included in our Annual Report on Form 10-K for the year ended January 2, 2026 (the "Annual Report").
The Audit Committee also discussed with Grant Thornton LLP the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.
The Audit Committee also received and reviewed the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the PCAOB regarding Grant Thornton LLP’s communications with the Audit Committee concerning independence, and discussed with Grant Thornton LLP its independence from us.
Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report for filing with the SEC.
Members* of the Audit Committee:
Jean H. Hlay, Chair
Dudley W. Mendenhall
Ted D. Waitman
* Douglas J. Grimm does not appear as a signatory to this Audit Committee Report because Mr. Grimm was appointed to the Audit Committee in March 2026, and, therefore, was not a member of the Audit Committee during the fiscal year 2025.
The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Exchange Act or the Securities Act, except to the extent that we specifically incorporate it by reference in such filing.

ADVISORY VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION
(PROPOSAL 3)

We are providing stockholders with an opportunity to cast an advisory (non-binding) vote on the compensation of our NEOs as disclosed pursuant to the SEC’s compensation disclosure rules, including the CD&A, the compensation tables, and the narrative disclosures that accompany the compensation tables (commonly referred to as “Say-on-Pay”) as required by Section 14A of the Exchange Act (15 U.S.C. 78n-1).
Accordingly, you are being asked to approve the following advisory resolution at the Annual Meeting:
“Resolved, that the compensation paid to the Company’s NEOs, as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative discussion in this Proxy Statement, is hereby approved.”
The advisory approval of the Company’s executive compensation is a non-binding vote on the compensation paid to the Company’s NEOs, as described pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” section, compensation tables, and the narrative discussions, set forth in this Proxy Statement.
As described in detail under “Executive Compensation - Compensation Discussion and Analysis,” our compensation programs are designed to attract, motivate, and retain individuals who share our visions and values and who can consistently perform in such a manner that enables the Company to achieve its strategic goals. The Compensation Committee believes the Company’s executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with our stockholders’ long-term interests. Stockholders are encouraged to read the “Compensation Discussion and Analysis” section, the accompanying compensation tables, and the related narrative discussion.
We currently hold our advisory vote on executive compensation annually. Thus, we expect to hold our next advisory vote on executive compensation at the 2027 Annual Meeting of Stockholders.
Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to our NEOs and will not be binding on the Board or the Compensation Committee. However, the Board and the Compensation Committee will consider the outcome of the vote when making future executive compensation decisions.
Required Vote for Stockholder Approval
The affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the proposal is required to approve the advisory vote on executive compensation.
Recommendation of the Board
The Board recommends that you vote "FOR" the approval, on an advisory basis, of the resolution approving the compensation of our NEOs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows, as of March 10, 2026, the number of shares of our common stock, par value $0.001 per share (the only class of voting securities outstanding), beneficially owned by: (1) certain 5% beneficial owners; (2) each director and nominee for director; (3) each person who is named in the Summary Compensation Table; and (4) all directors and executive officers as a group. The applicable percentage ownership is based on 41,932,594 shares of common stock outstanding as of March 10, 2026. All holders of shares of common stock are entitled to one vote per share on all matters submitted to a vote of holders of shares of common stock.
The number of shares beneficially owned by each entity or individual is determined pursuant to Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3 of the Exchange Act, “beneficial ownership” includes any shares as to which the entity or individual has sole or shared voting power or investment power and also any shares that the entity or individual has the right to acquire within 60 days through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole voting and investment power with respect to the shares set forth in the following table, subject to community property laws where applicable.

		Common Stock Beneficially Owned
Name and Address of Beneficial Owner		Number of Shares	Percentage of Class
5% Beneficial Owners
BlackRock, Inc.	(1)	6,243,915	14.9%
RWWM, Inc.	(2)	5,285,437	12.6%
The Vanguard Group	(3)	3,829,747	9.1%
William Blair Investment Management, LLC	(4)	2,476,501	5.9%
Nantahala Capital Management, LLC	(5)	2,188,300	5.2%

Directors and Officers (6)
Michael C. Dennison	(7)	178,156	*
Dennis C. Schemm	(8)	30,770	*
Brendan R. Enick	(9)	9,465	*
Toby D. Merchant	(10)	21,012	*
Dudley W. Mendenhall	(11)	21,882	*
Alan L. Bazaar	(12)	2,089	*
Thomas E. Duncan	(13)	18,965	*
Elizabeth A. Fetter	(14)	14,602	*
Douglas J. Grimm	(15)	1,136	*
Jean H. Hlay	(16)	18,076	*
Sidney Johnson	(17)	14,852	*
Ted D. Waitman	(18)	26,306	*
All current executive officers and directors as a group (12 persons)	(19)	357,311	*
* Less than 1%
(1)This information is based on a Schedule 13G/A filed by BlackRock, Inc. on April 30, 2025. BlackRock, Inc. has sole power to vote 6,164,488 shares and sole power to dispose of 6,243,915 shares. BlackRock, Inc.’s address is 50 Hudson Yards, New York, NY 10001.
(2)This information is based on a Schedule 13G/A filed by RWWM, Inc. on February 02, 2026. RWWM, Inc. has sole power to dispose of 5,285,437 shares. RWWM, Inc.'s address is 4970 Rocklin Rd STE 200, Rocklin, CA 95677.
(3)This information is based on a Schedule 13G/A filed by The Vanguard Group on January 30, 2026. The Vanguard Group has shared power to vote 385,420 shares and shared power to dispose of 3,829,747 shares. The Vanguard Group’s address is 100 Vanguard Blvd., Malvern, PA 19355.
(4)This information is based on a Schedule 13G/A filed by William Blair Investment Management, LLC on May 09, 2025. William Blair Investment Management, LLC has sole power to vote 2,271,414 shares and sole power to dispose of 2,476,501 shares. William Blair Investment Management, LLC’s address is 150 North Riverside Plaza, Chicago, IL 60606.

(5)This information is based on a Schedule 13G filed by Nantahala Capital Management, LLC on February 13, 2026. Nantahala Capital Management, LLC has shared power to vote 2,188,300 shares and shared power to dispose of 2,188,300 shares. Nantahala Capital Management, LLC’s address is 130 Main St. 2nd Floor, New Canaan, Connecticut 06840
(6)The information provided in this table is based on the Company's records and information supplied by the officers and the directors. Except as set forth in the footnotes to this table, the business address of each director and officer listed is c/o Fox Factory Holding Corp., 2055 Sugarloaf Circle, Suite 300, Duluth, GA 30097.
(7)Consists of 178,156 shares of our common stock held directly by Mr. Dennison and no unvested RSUs that will vest in 60 days of the record date March 10, 2026. Mr. Dennison is our CEO and serves on our Board.
(8)Consists of 28,994 shares of our common stock held directly by Mr. Schemm and 1,776 unvested RSUs that will vest in 60 days of the record date March 10, 2026. Mr. Schemm is our CFO.
(9)Consists of 9,011 shares of our common stock held directly by Mr. Enick and 454 unvested RSUs that will vest in 60 days of the record date March 10, 2026. Mr. Enick is our CAO and Treasurer.
(10)Consists of 21,012 shares of our common stock held directly by Mr. Merchant and no unvested RSUs that will vest in 60 days of the record date March 10, 2026. Mr. Merchant is our CLO, Chief Compliance Officer and Secretary.
(11)Consists of 14,522 shares of our common stock held directly by Mr. Mendenhall and 7,360 unvested RSUs that will vest in 60 days of the record date March 10, 2026. Mr. Mendenhall is our Chair of the Board.
(12)Consists of 2,089 unvested RSUs that will vest in 60 days of the record date March 10, 2026. Mr. Bazaar serves on our Board.
(13)Consists of 12,236 shares of our common stock held directly by Mr. Duncan and 6,729 unvested RSUs that will vest in 60 days of the record date March 10, 2026. Mr. Duncan serves on our Board.
(14)Consists of 7,873 shares of our common stock held directly by Ms. Fetter and 6,729 unvested RSUs that will vest in 60 days of the record date March 10, 2026. Ms. Fetter serves on our Board.
(15)Consists of 1,136 unvested RSUs that will vest in 60 days of the record date March 10, 2026. Mr. Grimm serves on our Board.
(16)Consists of 11,347 shares of our common stock held directly by Ms. Hlay and 6,729 unvested RSUs that will vest in 60 days of the record date March 10, 2026. Ms. Hlay serves on our Board.
(17)Consists of 8,123 shares of our common stock held directly by Mr. Johnson and 6,729 unvested RSUs that will vest in 60 days of the record date March 10, 2026. Mr. Johnson serves on our Board.
(18)Consists of 19,577 shares of our common stock held directly by Mr. Waitman and 6,729 unvested RSUs that will vest in 60 days of the record date March 10, 2026. Mr. Waitman serves on our Board.
(19)Consists of shares included under "Directors and Officers”. Per the Company’s policy, officers and directors of the Company are required to obtain prior written approval from Dennis C. Schemm or Toby D. Merchant before holding securities of the Company in a margin account or pledging securities of the Company as collateral for a loan.
There are no material proceedings to which any director, officer or affiliate of FOX, any owner of record or beneficially of more than 5% of our common stock, or any associate of any such director, officer, affiliate of FOX, or security holder is a party adverse to FOX or any of our subsidiaries or has a material interest adverse to FOX or any of our subsidiaries.
There are no arrangements currently known to the Company, the operation of which may at a subsequent date result in a change of control.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors and executive officers and beneficial owners of 10% or more of a registered class of our equity securities to file with the SEC initial reports of beneficial ownership (Form 3) and reports on changes in beneficial ownership (Form 4 or 5). SEC rules adopted pursuant to Section 16(a) require that such persons furnish us with copies of all such forms they file with the SEC.
Based solely upon our review of such forms (and amendments thereto) furnished to us during fiscal year 2025, and upon representations received by us from certain of our directors, and executive officers, we believe that our directors, executive officers, and beneficial owners of 10% or more of a registered class of our equity securities complied with all Section 16(a) filing requirements on a timely basis during fiscal year 2025.
SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2027
Delivery
All stockholder proposals and stockholder candidate submissions for director nominees must be submitted in writing to our Chief Legal Officer and Secretary by mail to our principal executive offices located at located at 2055 Sugarloaf Circle, Suite 300, Duluth GA 30097 or by email to legal@ridefox.com. All proposals and submissions must be received by the close of business, Eastern Time, during the applicable time periods listed below.
Stockholder Proposals - Inclusion in Company Proxy Statement
For a stockholder proposal to be considered by us for inclusion in our Proxy Statement and form of proxy relating to the 2027 Annual Meeting of Stockholders, the proposal must be received by November 25, 2026, as prescribed by rules under the Exchange Act.
Other Stockholder Proposals - Business to be Conducted at the Annual Meeting
With respect to stockholder proposals not wishing to be included in our Proxy Statement and form of proxy, but rather to be brought as business at the Annual Meeting of Stockholders, our Bylaws prescribe certain advance notice procedures independent of the notice requirement and deadline described above. Our Bylaws state that, to be timely, notice and certain related information must be received at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s Annual Meeting of Stockholders. However, in the event that the date of the Annual Meeting of Stockholders is more than 30 days before or more than 70 days after the anniversary date, the notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting of stockholders and not later than the close of business on the later of the 90th day prior to such annual meeting of stockholders or the 10th day following the day on which public announcement of the date of such meeting is first made. Therefore, to be timely under our Bylaws, a proposal for the 2027 Annual Meeting of Stockholders not included by or at the direction of the Board must be received no earlier than January 8, 2027, and no later than February 7, 2027; however, because February 7, 2027 is not a business day, the notice must be received no later than the close of business on February 5, 2027.
Stockholder Director Nominees
See “Nominations of Directors - Consideration of Director Nominees.” To be timely under our Bylaws, stockholders must submit written director candidate nominations for the 2027 Annual Meeting of Stockholders no earlier than January 8, 2027, and no later than February 7, 2027; however, because February 7, 2027 is not a business day, the notice must be received no later than the close of business on February 5, 2027. In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 9, 2027, unless the date of the 2027 Annual Meeting of Stockholders has been changed by more than 30 days from the previous year's Annual Meeting of Stockholders. If the 2027 Annual Meeting of Stockholders is set for a date that is not within 30 day calendar days of the anniversary of the date of the 2026 Annual Meeting, then notice must be provided by the later of 60 calendar days prior to the date of the annual meeting or the 10th calendar day following the day on which public announcement of the date of the annual meeting is first made by the Company.
ATTENDING THE ANNUAL MEETING VIA WEBCAST
We will host the Annual Meeting live via webcast. You will not be able to attend the Annual Meeting in person. Stockholders may listen to and participate in the Annual Meeting live if they register at www.proxydocs.com/FOXF. The webcast will start at 1:00 p.m. Eastern Daylight Time, on May 8, 2026. Stockholders may vote and submit questions while connected to the Annual Meeting on the Internet.
Instructions on how to connect and participate in the Annual Meeting, including how to demonstrate proof of ownership of our common stock, are posted at www.proxydocs.com/FOXF. To attend the Annual Meeting, log in and register at www.proxydocs.com/FOXF. You will need your unique control number that is printed in the box marked by the arrow on your Notice or your proxy card (if you received a printed copy of the proxy materials) to register and attend the Annual Meeting.
DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS
Proxy Materials are available online at www.proxydocs.com/FOXF. If you want to receive a paper or e-mail copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. In order to receive a paper package in time for this year’s stockholder meeting, you must make this request on or before April 28, 2026. You can order paper materials by visiting www.investorelections.com/FOXF, calling 1-866-648-8133, or writing to us at our principal executive offices located at 2055 Sugarloaf Circle, Suite 300, Duluth, GA 30097, Attention: Chief Executive Officer. You will need your unique control number on your proxy card. Alternatively, you can send a blank email with your unique control number in the subject line to paper@investoerelections.com.
We and some brokers adopted “householding,” a procedure under which stockholders who have the same address will receive a single set of Proxy Materials, unless one or more of these stockholders provides notice that they wish to receive individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.
If you participate in householding and wish to receive a separate set of these Proxy Materials, or if you wish to receive separate copies of future notices and Proxy Materials, or if you would like to participate in householding and receive a single set future notices and Proxy Materials in the future, please follow the instruction above to submit your request. If you hold your shares through a broker, bank or other nominee, please contact your broker, bank, or other nominee to request information about householding.

QUESTIONS AND ANSWERS ABOUT
THIS PROXY STATEMENT AND THE ANNUAL MEETING

What is the purpose of the Annual Meeting?
At the Annual Meeting, stockholders will consider and vote on the following matters:
•Proposal 1: To elect two Class I directors, described in the Proxy Statement, each to serve for a term to expire at the 2029 Annual Meeting of Stockholders;
•Proposal 2: To ratify the appointment of Grant Thornton LLP as our independent public accountants for fiscal year 2026; and
•Proposal 3: To vote on an advisory resolution to approve the Company’s executive compensation.
The stockholders will also consider and act on any other matters as may properly come before the meeting, or any adjournment or postponement thereof.
How are the Proxy Materials being delivered?
The SEC adopted a “Notice and Access” rule that allows companies to deliver a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, to stockholders in lieu of a paper copy of the Proxy Materials. The Notice provides instructions as to how shares can be voted. Shares must be voted either by telephone, internet or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning the Notice. Any Notices that are returned will not be counted as votes. Instructions for requesting a paper copy of the Proxy Materials are set forth on the Notice.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Materials are available at www.proxydocs.com/FOXF. Enter the unique control number located on the Notice or proxy card to access the Proxy Materials.
Who may attend the Annual Meeting?
Anyone who was a stockholder as of the close of business on March 10, 2026 may attend the Annual Meeting via webcast. BetaNXT, Inc. (“BetaNXT”) has been selected as our inspector of election. As part of its responsibilities, BetaNXT is required to independently verify that you are a FOX stockholder eligible to attend the Annual Meeting and to determine whether you may vote in person at the Annual Meeting (via webcast).
Who is entitled to vote at the Annual Meeting?
Only stockholders of record of our common stock at the close of business on March 10, 2026, the record date, are entitled to vote at the Annual Meeting. There were 41,932,594 shares of our common stock outstanding on March 10, 2026. Stockholders of record are entitled to cast one vote per share on all matters.
How do I participate in the Annual Meeting?
Instructions on how to connect and participate in the Annual Meeting, including how to demonstrate proof of ownership of our common stock, are posted at www.proxydocs.com/FOXF. To attend the Annual Meeting, log in and register at www.proxydocs.com/FOXF. You will need your unique control number that is printed in the box marked by the arrow on your Notice or your proxy card (if you received a printed copy of the Proxy Materials) to register and attend the Annual Meeting. Refer to Login Instructions above for more details.

How do I vote my shares at the Annual Meeting?
You may vote your shares at the Annual Meeting even if you previously submitted your vote. To vote at the Annual Meeting, log in at www.proxypush.com/FOXF. You will need your unique control number included on your proxy card (printed in the box and marked by the arrow) or on the instructions that accompanied your Proxy Materials.
How do I vote my shares without attending the Annual Meeting?
Stockholders of record may vote their shares by appointing a proxy to vote on your behalf by promptly submitting the proxy card, which is solicited by the Board. Our Board designated the persons named in the proxy card as proxies. The designated proxies are officers of the Company. They will vote as directed by the completed proxy card. Stockholders of record also have the opportunity to appoint another person to attend the Annual Meeting (via webcast) and vote on their behalf by inserting such other person’s name on the proxy card and returning the duly executed proxy card to us.
There are three ways to vote by proxy:
1.By Mail -
Complete, sign and date your proxy card and return it in the postage-paid envelope we provided or follow instructions on your proxy card.
2.By Telephone - 1-866-284-5163
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 7, 2026. Have your proxy card in hand when you call and then follow the instructions.
3.By Internet - www.proxypush.com/FOXF
Use the internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. Eastern Daylight Time on May 7, 2026. Have your proxy card in hand when you access the website and then follow the instructions to obtain your records and to create an electronic voting instruction form.
If you received a proxy card in the mail but choose to vote by telephone or internet, you do not need to return your proxy card.
If your shares are held in the name of a bank, broker or other record holder, follow the voting instructions on the form that you receive from them. The availability of telephone or internet voting will depend on the bank’s, broker’s or other record holder’s voting process. Your bank, broker or other record holder may not be permitted to exercise voting discretion as to some of the matters to be acted upon. Therefore, please give voting instructions to your bank, broker or other record holder.
You may vote by telephone or internet until 11:59 p.m. Eastern Daylight Time on May 7, 2026, or BetaNXT must receive your paper proxy card by 11:59 p.m. Eastern Daylight Time on May 7, 2026.

How will my proxy be voted?
All properly completed, unrevoked proxies, which are received prior to the close of voting at the Annual Meeting, will be voted in accordance with the specifications made. If a properly executed, unrevoked written proxy card does not specifically direct the voting of shares covered, the proxy will be voted:
•FOR the individuals nominated as a director in Proposal 1, described in this Proxy Statement, for a term to expire at the 2029 Annual Meeting of Stockholders;
•FOR Proposal 2, the ratification of the appointment of Grant Thornton LLP as our independent public accountants for fiscal year 2026; and
•FOR Proposal 3, the advisory approval of the Company’s executive compensation.
in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting, or any adjournment or postponement thereof.
The Board is not aware of any other matters that may properly come before the Annual Meeting. However, should any such matters come before the Annual Meeting, it is the intent of the persons named in the proxy card to vote all proxies (unless otherwise directed by stockholders) in accordance with their judgment on such matters.
May I revoke or change my vote?
If you are a stockholder of record, you may revoke your proxy at any time before it is actually voted by giving written notice of revocation to our Corporate Secretary, by delivering a proxy bearing a later date or by attending and voting at the Annual Meeting. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other record holder or, if you obtained a legal proxy from your bank, broker or other record holder giving you the right to vote your shares, by attending and voting at the Annual Meeting.
Will my vote be made public?
All proxies, ballots and voting materials that identify the votes of specific stockholders will generally be kept confidential, except as necessary to meet applicable legal requirements and to allow for the tabulation of votes and certification of the vote.
What constitutes a quorum, permitting the meeting to conduct its business?
The presence at the Annual Meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of common stock entitled to vote as of the record date is considered a quorum for the transaction of business. If you submit a properly completed proxy or if you attend the Annual Meeting to vote in person, your shares of common stock will be considered part of the quorum. Stockholders who participate in the Annual Meeting online will be considered to be attending the meeting in person for purposes of determining whether a quorum has been met.
Shares represented by proxies that are marked “Abstain” or “Withhold” will be counted as shares present for purposes of determining the presence of a quorum. Shares of stock entitled to vote that are represented by broker non-votes will be counted as shares present for purposes of determining the presence of a quorum. A broker non-vote occurs when the broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power to vote on that proposal without specific voting instructions from the beneficial owner.

How many votes are needed to approve a proposal?
Proposal 1
Assuming the presence of a quorum, in contested elections and uncontested elections of non-incumbent directors, each director nominee receiving a plurality of the votes cast at the Annual Meeting (in person or by proxy) will be elected as a director. Pursuant to the Corporate Governance Guidelines, in uncontested elections of incumbent directors, nominees receiving a majority of the votes cast at the Annual Meeting (in person or by proxy) will be elected as a director. If a nominee fails to receive more votes “for” than “against,” the nominee must tender his or her resignation to the Chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will consider the resignation and make a recommendation to the Board as to whether to accept or reject the tendered resignation and whether other action should be taken. The Board will then consider each tendered resignation and act on each, and within 90 days following certification of the election results, the Company will publicly announce the decision of the Board whether to accept or reject the tendered resignation.
No stockholder shall be permitted to cumulate votes for the election of directors. The election of directors is a non-discretionary item, and brokers may not vote on Proposal 1 without specific voting instructions from beneficial owners, resulting in a broker non-vote. Broker non-votes and withheld votes are not counted toward the election of directors or toward the election of the individual nominees specified on the proxy, and therefore, have no effect on Proposal 1.
Proposal 2
Assuming the presence of a quorum, the affirmative vote of a majority of the shares present, directly or by proxy, at the Annual Meeting (via webcast) and entitled to vote is required to ratify the appointment of Grant Thornton LLP as our independent registered public accountants for fiscal year 2026. An abstention is not counted toward the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm, and the effect of an abstention is the same as a vote “Against” the ratification. Ratification of this appointment is a discretionary item upon which your bank or broker has the authority to vote uninstructed shares. Should your broker not indicate their vote relating to the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2026, but otherwise appoint the proxies, your shares will be voted “For” the ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm for fiscal year 2026.
Proposal 3
Assuming the presence of a quorum, the affirmative vote of a majority of the shares present, directly or by proxy, at the Annual Meeting and entitled to vote on the proposal is required to approve the advisory vote on executive compensation. Proposal 3 is a non-discretionary item, and brokers may not vote on Proposal 3 without specific voting instructions from beneficial owners, resulting in a broker non-vote. An abstention is not counted toward the approval, and the effect of an abstention is the same as a vote “Against” the approval. Broker non-votes will have no impact on this proposal. Because the vote on this proposal is advisory in nature, it will not be binding on the Board. However, the Board will consider the outcome of the vote along with other factors when making its decision about the compensation of our NEOs. See “Compensation Discussion and Analysis – Significant Stockholder Outreach and 2026 Changes” for additional information.
Who will count the vote?
Representatives of BetaNXT will tabulate the votes and act as the inspectors of election.
How can I find the voting results of the Annual Meeting?
We will report the voting results in a Current Report on Form 8-K within four business days of the Annual Meeting. If final voting results are not available to us at that time, we intend to file a current report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to such current report on Form 8-K to publish the final results.

How is the solicitation being made?
We, the Company, are making this solicitation and as such, the cost of solicitation of proxies will be borne by us. Our directors, officers, and employees may make solicitation, personally or by telephone, email or fax. The Notice and, if requested, the Proxy Materials will be distributed to beneficial owners of common stock through brokers, custodians, nominees and other like parties, and we expect to reimburse such parties for their charges and expenses.
Where can I find more information about Fox Factory Holding Corp.?
We file reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at our website at http://investor.ridefox.com and at the internet site maintained by the SEC at http://www.sec.gov.

Annex A - Non-GAAP Measures
    The Company provides certain non-GAAP financial measures in this Proxy Statement that are not in accordance with, or alternatives for, generally accepted accounting principles in the United States, including, “adjusted net income”, “adjusted earnings per diluted share”, “adjusted EBITDA”, “adjusted EBITDA margin”, "adjusted operating income", "ROIC", and "FCF". The Company defines adjusted net income as net income adjusted for amortization of purchased intangibles, goodwill impairment, intangible and long-lived asset impairment, litigation and settlement-related expenses, other acquisition and integration-related expenses, organizational restructuring related costs, strategic transformation costs, and other non-recurring items, all net of applicable tax. These adjustments are more fully described in the tables included below. Adjusted earnings per diluted share is defined as adjusted net income divided by the weighted average number of diluted shares of common stock outstanding during the period. The Company defines adjusted EBITDA as net income adjusted for interest and other expense, net, income taxes, amortization of purchased intangibles, depreciation, goodwill impairment, intangible and long-lived asset impairment, non-cash stock-based compensation, litigation and settlement-related expenses, other acquisition and integration-related expenses, organizational restructuring related costs, strategic transformation costs and other non-recurring items that are more fully described in the tables below. Adjusted EBITDA margin is defined as adjusted EBITDA divided by net sales. The Company defines adjusted operating income as net income adjusted for interest and other expense, net, amortization of purchased intangibles, goodwill impairment, intangible and long-lived asset impairment, litigation and settlement-related expenses, other acquisition and integration-related expenses and organizational restructuring related costs, all net of applicable tax. The Company defines Return on Invested Capital ("ROIC") as adjusted operating income after taxes divided by total debt and total stockholders' equity. The Company defines Free Cash Flow ("FCF") as net cash provided by operating activities, adjusted for provision for inventory reserve, provision for doubtful accounts, amortization of acquired inventory step-up, amortization of deferred gains on prior swap agreements, proceeds from or cash paid for interest rate swap settlements, amortization of loan fees, intangible and long-lived asset impairment, loss on extinguishment of debt, and gain or loss on disposal of property and equipment, less purchases of property and equipment.

NET INCOME TO ADJUSTED NET INCOME RECONCILIATION AND CALCULATION OF ADJUSTED EARNINGS PER SHARE (in thousands, except per share data) (unaudited)
	For the fiscal years ended
	January 02, 2026	January 03, 2025
Net income attributable to FOX stockholders	$(544,579)	$6,550
Goodwill Impairment	557,307	—
Intangible and long-lived asset impairment	13,517	—
Amortization of purchased intangibles	42,030	44,528
Litigation and settlement-related expenses	2,042	4,329
Other acquisition and integration-related expenses (1)	2,375	8,054
Organizational restructuring expenses (2)	13,886	3,262
Strategic transformation costs (3)	491	1,689
Tax impacts of reconciling items above	(42,518)	(12,991)
Adjusted net income	$44,551	$55,421

Adjusted EPS
Basic	$1.07	$1.33
Diluted	$1.06	$1.33

Weighted average shares used to compute adjusted EPS
Basic	41,783	41,681
Diluted	41,870	41,717

(1)Represents various acquisition-related costs and expenses incurred to acquire and integrate acquired entities into the Company’s operations and the impact of the finished goods inventory and property, plant and equipment valuation adjustments recorded in connection with the purchase of acquired assets.
(2)Represents expenses associated with various restructuring initiatives intended to improve operational efficiency, realign resources, and support the Company’s long-term strategic objectives, including employee severance, relocation expenses, and consulting and advisory fees.
(3)Represents costs associated with various strategic initiatives.

NET INCOME TO ADJUSTED EBITDA RECONCILIATION (1) (in thousands) (unaudited)
	For the fiscal years ended
	January 02, 2026	January 03, 2025
Net income	$(544,720)	$6,512
Provision for income taxes	(31,569)	(5,500)
Goodwill Impairment	557,307	—
Intangible and long-lived asset impairment	13,517	—
Depreciation and amortization	88,398	83,566
Non-cash stock based compensation	14,266	9,606
Litigation and settlement-related expenses	2,042	4,329
Other acquisition and integration-related expenses (2)	2,375	8,054
Organizational restructuring expenses (3)	13,890	3,218
Strategic transformation costs (4)	491	1,689
Acquisition adjustment (1)	2,680	—
Interest and other expense, net	52,359	55,539
Adjusted EBITDA	$171,036	$167,013

Net income margin	(37.1)%	0.5%

Adjusted EBITDA margin	12.0%	12.0%
(1)The adjusted EBITDA for the annual performance-based cash bonuses includes an acquisition-related adjustment established as the performance target was set, and it is the only additional adjustment to the reported adjusted EBITDA.
(2)Represents various acquisition-related costs and expenses incurred to acquire and integrate acquired entities into the Company’s operations and the impact of the finished goods inventory and property, plant and equipment valuation adjustments recorded in connection with the purchase of acquired assets.
(3)Represents expenses associated with various restructuring initiatives intended to improve operational efficiency, realign resources, and support the Company’s long-term strategic objectives, including employee severance, relocation expenses, and consulting and advisory fees.
(4)Represents costs associated with various strategic initiatives.

NET INCOME TO ADJUSTED OPERATING INCOME AFTER TAXES RECONCILIATION AND CALCULATION OF RETURN ON INVESTED CAPITAL (1) (in thousands) (unaudited)
	For the fiscal years ended
	January 02, 2026	January 03, 2025	December 29, 2023
Net income	$(544,720)	$6,512	$120,846
Goodwill Impairment	557,307	—	—
Intangible and long-lived asset impairment	13,517	—	—
Amortization of purchased intangibles	42,030	44,528	26,509
Interest and other expense, net	52,359	56,658	21,428
Other acquisition and integration-related expenses(2)	2,375	6,936	19,214
Litigation and settlement-related expenses	2,042	4,329	2,724
Organizational restructuring expenses	13,890	3,218	3,952
Strategic transformation costs	491	1,689	—
Adjusted operating income after taxes	$139,291	$123,870	$194,673

Total indebtedness(3)	$108,436	$141,369	$177,499
Total stockholder's equity(4)	1,213,726	1,201,181	1,221,761
Total debt and stockholder's equity	$1,322,162	$1,342,550	$1,399,260

Return on Invested Capital (ROIC)	10.54%	9.23%	13.91%
(1)This ROIC calculation was created only for the PSU award attainment and is slightly different than the standard calculation disclosed in prior years.
(2)Represents various acquisition-related costs and expenses incurred to integrate acquired entities into the Company’s operations. The amount for fiscal year 2024 excludes acquisition foreign exchange hedge settlement of $1,118,000.
(3)For the purposes of calculating ROIC for PSU payouts, all debt related to all debt related to the Marucci acquisition and chassis over 90 days old was excluded due to that debt being excluded from the targets set.
(4)Total stockholder’s equity as of January 2, 2026 was adjusted to exclude the impact of $557.3 million goodwill impairment charges.

NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW RECONCILIATION (in thousands) (unaudited)
	For the fiscal years ended
	January 02, 2026	January 03, 2025	December 29, 2023
Net cash provided by operating activities	$60,918	$131,832	$178,743
Less:
Intangible and long-lived asset impairment	(13,487)	—	—
Provision for inventory reserve	(3,524)	(5,631)	(6,184)
Provision for doubtful accounts	(1,369)	(1,268)	(1,063)
Amortization of acquired inventory step-up	(342)	(4,485)	(13,008)
Amortization of deferred gains on prior swap agreements	783	4,334	4,252
(Proceeds from) cash paid for interest rate swap settlements	(4,032)	(4,026)	(2,522)
Amortization of loan fees	(4,839)	(3,748)	(905)
(Loss) gain on disposal of property and equipment	(2,157)	(341)	(1,492)
Loss on extinguishment of debt	(1,777)	—	—
Purchases and proceeds from sale of property and equipment	(33,967)	(44,040)	(46,852)
Free Cash Flow	$(3,793)	$72,627	$110,969

P.O. BOX 8016, CARY, NC 27512-9903

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Fox Factory Holding Corp.

Annual Meeting of Stockholders

For Stockholders of record as of March 10, 2026

Friday, May 8, 2026 1:00 PM, Eastern Time

Annual Meeting to be held virtually via live webcast - please visit www.proxydocs.com/FOXF for more details.

Internet:
www.proxypush.com/FOXF

- Cast your vote online
- **Have your Proxy Card ready**
- Follow the simple instructions to record your vote

Phone:
1-866-284-5163

- Use any touch-tone telephone
- **Have your Proxy Card ready**
- Follow the simple recorded instructions

Mail:

- Mark, sign and date your Proxy Card
- Fold and return your Proxy Card in the postage-paid envelope provided

Virtual:
You must register to attend and/or participate in the Annual Meeting at www.proxydocs.com/FOXF

YOUR VOTE IS IMPORTANT!
PLEASE VOTE BY: 1:00 PM, Eastern Time, May 8, 2026.

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Toby Merchant and Dennis Schemm (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Fox Factory Holding Corp. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Fox Factory Holding Corp. Annual Meeting of Stockholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2 AND 3

PROPOSAL		YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1.	Election of Directors (term expires in 2029)				
		FOR	WITHHOLD		
	1.01 Elizabeth A. Fetter	☐	☐		FOR
	1.02 Douglas J. Grimm	☐	☐		FOR
		FOR	AGAINST	ABSTAIN	
2.	To ratify the appointment of Grant Thornton LLP as our independent public accountants for fiscal year 2026.	☐	☐	☐	FOR
3.	To approve, on an advisory basis, the resolution approving the compensation of Fox Factory Holding Corp.'s named executive officers.	☐	☐	☐	FOR

You must register to attend and/or participate in the Annual Meeting at www.proxydocs.com/FOXF

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date